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Exhibit (a)(1)(A)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Cogent, Inc.
at
$10.50 Net Per Share
by
Ventura Acquisition Corporation
a wholly-owned subsidiary of
3M Company

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, OCTOBER 7, 2010 UNLESS THE OFFER IS EXTENDED.

        Ventura Acquisition Corporation, a Delaware corporation ("Purchaser") and a direct wholly-owned subsidiary of 3M Company, a Delaware corporation ("3M"), is offering to purchase all outstanding shares of common stock, par value $0.001 (the "Shares"), of Cogent, Inc., a Delaware corporation ("Cogent"), at a price of $10.50 per Share, net to the seller in cash (the "Offer Price"), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). The Offer is being made in connection with the Agreement and Plan of Merger, dated as of August 29, 2010, among Purchaser, Cogent and 3M (the "Merger Agreement"), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Cogent and Cogent will be the surviving corporation (the "Merger").

        The Cogent board of directors has unanimously approved the Merger Agreement, the Offer and the Merger and determined that the Offer and the Merger are advisable and fair to, and in the best interests of, the holders of Shares. The Cogent board of directors unanimously recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

        There is no financing condition to the Offer. The Offer is subject to various conditions. A summary of the principal terms of the Offer appears on pages (i) through (iii). You should read this entire document carefully before deciding whether to tender your Shares.

The Information Agent for the Offer is:

199 Water Street, 26th Floor
New York, NY 10038

Banks and Brokers Call: (212) 440-9800
All Others Toll Free: (866) 647-8872

The Dealer Manager for the Offer is:

383 Madison Avenue
New York, NY 10179
Call Toll Free: (877) 371-5947

September 10, 2010

IMPORTANT

        If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal (or a manually executed facsimile thereof) and any other required documents to Wells Fargo Bank, N.A., the depositary for the Offer (the "Depositary"), and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal (or a manually executed facsimile thereof) or tender your Shares by book-entry transfer by following the procedures described in Section 3—"Procedures for Tendering Shares" of this Offer to Purchase, in each case by the Expiration Date (as defined herein) of the Offer, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares to Purchaser pursuant to the Offer.

        If you desire to tender your Shares to Purchaser pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or cannot deliver all required documents to the Depositary by the expiration of the Offer, you may tender your Shares to Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—"Procedures for Tendering Shares" of this Offer to Purchase.

*    *    *

        Questions and requests for assistance may be directed to either the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank or trust company for assistance.

SUMMARY TERM SHEET

        This summary highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you. You should carefully read this entire Offer to Purchase and the other documents to which this Offer to Purchase refers to fully understand the Offer, the Merger and the related transactions. References to "we," "us," or "our," unless the context otherwise requires, are references to Purchaser (as defined below).

Principal Terms

  •
  Ventura Acquisition Corporation ("Purchaser"), a direct subsidiary of 3M Company ("3M"), is offering to purchase all outstanding shares of common stock, par value $0.001 (the "Shares"), of Cogent, Inc. ("Cogent"), at a price of $10.50 per Share, net to the seller in cash (the "Offer Price"), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). The Offer is being made in connection with the Agreement and Plan of Merger, dated as of August 29, 2010, among Purchaser, Cogent and 3M (the "Merger Agreement"), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Cogent and Cogent will be the surviving corporation.

  •
  The Offer is the first step in our plan to acquire all of the outstanding Shares, as provided in the Merger Agreement. If the Offer results in our purchasing a majority of the Shares outstanding, we will acquire the remainder of the Shares in the Merger for an amount in cash, without interest and subject to applicable withholding taxes, equal to the Offer Price. No appraisal rights are available in connection with the Offer. Under Delaware law, however, stockholders who continue to own their Shares at the time of the Merger and fulfill certain other requirements of the Delaware General Corporation Law will have appraisal rights in connection with the Merger.

  •
  Cogent has granted Purchaser the option (which is exercisable anytime after the acceptance for payment and payment for any Shares by Purchaser) to purchase in certain circumstances newly-issued or treasury Shares of Cogent so as to increase the number of Shares owned by 3M, Purchaser and their wholly-owned subsidiaries to one Share more than 90 percent of the total Shares that would then be outstanding. The purchase price per Share for Shares under this option would be equal to the Offer Price. This option, which we refer to as the "top-up option," is subject to certain additional terms and conditions.

  •
  The initial offering period for the Offer will end at 12:00 midnight, New York City time, on Thursday, October 7, 2010, unless we extend the Offer. We will announce any decision to extend the Offer in a press release stating the new expiration date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration of the Offer.

  •
  See Section 1—"Terms of the Offer."

Cogent Board Recommendation

  •
  The Cogent board of directors (the "Cogent Board") has unanimously approved the Merger Agreement, the Offer and the Merger and determined that the Offer and the Merger are advisable and fair to, and in the best interests of, the holders of Shares. The Cogent Board unanimously recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer. See "Introduction" and Section 10—"Background of the Offer; Contacts with Cogent" below, and Cogent's Solicitation/Recommendation Statement on Schedule 14D-9

i

    filed with the Securities and Exchange Commission in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.

Conditions

  •
  We are not obligated to purchase any tendered Shares unless, at the expiration of the Offer, there have been validly tendered in the Offer and not withdrawn that number of Shares which would represent at least a majority of the issued and outstanding Shares on a fully diluted basis assuming the issuance of all Shares that may be issued upon the vesting of outstanding restricted stock units, plus Shares issuable upon the exercise of all outstanding options with an exercise price per share less than the Offer Price. See Section 11—"Purpose of the Offer and Plans for Cogent; Merger Agreement—The Merger Agreement—Treatment of Equity Awards". We refer to this condition as the "Minimum Tender Condition." As of the date of this Offer to Purchase, 3M, Purchaser and their wholly-owned subsidiaries own no Shares.

  •
  We also are not obligated to purchase any tendered Shares unless the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated, and we have received requisite regulatory approval under the antitrust laws of Austria.

  •
  The Offer is also subject to a number of other important conditions. We can waive these conditions (other than, with certain exceptions, the Minimum Tender Condition) without Cogent's consent. See Section 13—"Conditions of the Offer."

  •
  There is no financing condition to the Offer. We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (a) the Offer is being made for all outstanding Shares solely for cash, (b) the Offer is not subject to any financing condition, (c) if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the Merger, and (d) 3M has, and will arrange for Purchaser to have, sufficient funds to purchase all Shares validly tendered and not properly withdrawn in the Offer and to acquire the remaining outstanding Shares in the Merger.

Procedures for Tendering Shares

  •
  If you wish to accept the Offer and:

  •
  you are a record holder (i.e., a stock certificate has been issued to you and registered in your name), you must deliver the stock certificate(s) representing your Shares (or follow the procedures described in this Offer to Purchase for book-entry transfer), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other documents required by the Letter of Transmittal, to the Depositary. These materials must reach the Depositary before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in Section 3—"Procedures for Tendering Shares";

  •
  you are a record holder, but your stock certificate is not available or you cannot deliver it to the Depositary before the Offer expires, you may be able to obtain three additional trading days to tender your Shares using the enclosed Notice of Guaranteed Delivery. See Section 3—"Procedures for Tendering Shares" for more information; or

  •
  you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should promptly contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

ii

Withdrawal Rights

  •
  You have the right to, and can, withdraw Shares that you previously tendered at any time until the Offer has expired and, if we have not by November 8, 2010 agreed to accept your Shares for payment, you can withdraw them at any time after such time until we accept your Shares for payment. See Sections 1 and 4—"Terms of the Offer" and "Withdrawal Rights."

  •
  To withdraw Shares that you previously tendered, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary at a time when you have the right to withdraw your Shares. If you tendered your Shares through your broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. You will not be able to withdraw Shares tendered during any subsequent offering period that we may elect to establish after we have accepted for payment and paid for Shares tendered in the Offer. See Sections 1 and 4—"Terms of the Offer" and "Withdrawal Rights."

Recent Cogent Trading Prices; Subsequent Trading

  •
  On August 27, 2010, the last trading day before 3M and Cogent announced the signing of the Merger Agreement, the closing price of the Shares reported on The NASDAQ Global Select Market was $8.92 per Share.

  •
  The Offer Price of $10.50 per Share represents a premium of 18 percent to Cogent's closing stock price on August 27, 2010, the last trading day prior to the announcement of the Offer and the Merger.

  •
  On September 9, 2010, the last practicable trading day before Purchaser commenced the Offer, the closing price of the Shares reported on The NASDAQ Global Select Market was $11.14 per Share.

  •
  We advise you to obtain a recent quotation for Shares in deciding whether to tender your Shares in the Offer. See Section 6—"Price Range of Shares; Dividends."

U.S. Federal Income Tax Treatment

  •
  If you are a U.S. taxpayer, your receipt of cash for Shares in the Offer or in the Merger will be a taxable transaction for U.S. federal income tax purposes. You will generally recognize gain or loss in an amount equal to the difference between (a) the cash you receive in the Offer or the Merger and (b) your adjusted tax basis in the Shares you sell in the Offer or exchange in the Merger. That gain or loss will be capital gain or loss if the Shares are a capital asset in your hands, and will be long-term capital gain or loss if the Shares have been held for more than one year at the time of the exchange of your Shares for cash. You are urged to consult your own tax advisor as to the particular tax consequences of the Offer and the Merger to you, including the tax consequences under state, local, foreign and other tax laws. See Section 5—"Material United States Federal Income Tax Consequences of the Offer and the Merger."

Further Information

  •
  For further information, you can call Georgeson Inc., the Information Agent for the Offer, at (212) 440-9800 or (866) 647-8872 (toll free) or J.P. Morgan Securities LLC, the Dealer Manager for the Offer at (877) 371-5947 (toll free). See the back cover page of this Offer to Purchase for additional contact information.

iii

To All Holders of Shares of Common Stock of
Cogent, Inc.:

 INTRODUCTION

        Ventura Acquisition Corporation, a Delaware corporation ("Purchaser") and a direct wholly-owned subsidiary of 3M Company, a Delaware corporation ("3M"), hereby offers to purchase all outstanding shares of common stock, par value $0.001 (the "Shares"), of Cogent, Inc., a Delaware corporation ("Cogent"), at a price of $10.50 per Share, net to the seller in cash (the "Offer Price"), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

        If your Shares are registered in your name and you tender directly to the Depositary (as defined below) you will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of your Shares by Purchaser. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee you should check with your broker, dealer, commercial bank, trust company or other nominee as to whether they charge any service fees or commissions. However, if you do not complete and sign the substitute Form W-9 that is included in the Letter of Transmittal, or a Form W-8BEN or other Form W-8, as applicable, you may be subject to a required backup federal income tax withholding of twenty-eight percent (28%) of the gross proceeds payable to you. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability. See Section 5—"Material United States Federal Income Tax Consequences of the Offer and the Merger." Purchaser will pay all charges and expenses of Wells Fargo Bank, N.A. (the "Depositary"), Georgeson Inc. (the "Information Agent") and J.P. Morgan Securities LLC (the "Dealer Manager").

        The Offer is not subject to any financing condition. The Offer is conditioned upon (i) the satisfaction of the Minimum Tender Condition (as described below), (ii) expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), in the United States and receipt of requisite regulatory approval under the antitrust laws of Austria (the "Antitrust Condition") and (iii) other customary conditions (as described in Section 13—"Conditions of the Offer"). The Minimum Tender Condition requires that, prior to the expiration of the Offer, there be validly tendered and not withdrawn that number of Shares which would represent at least a majority of the issued and outstanding Shares on a fully diluted basis, assuming the issuance of all Shares that may be issued upon the vesting of outstanding restricted stock units, plus Shares issuable upon the exercise of all outstanding options with an exercise price per share less than the Offer Price. See Section 13—"Conditions of the Offer."

        The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 29, 2010, among Purchaser, Cogent and 3M (the "Merger Agreement") pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be effected. At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares held in the treasury of Cogent or owned by 3M or any direct or indirect wholly-owned subsidiary of 3M or Cogent or held by stockholders who properly demand and perfect appraisal rights under the DGCL (as defined below)) will by virtue of the Merger, and without action by the holder thereof, be canceled and converted into the right to receive from Purchaser an amount in cash, without interest and subject to applicable withholding taxes, equal to the Offer Price (the "Merger Consideration"), payable to the holder thereof upon surrender of the certificate formerly representing such Share. The Merger Agreement is more fully described in Section 11—"Purpose of the Offer and Plans for Cogent; Merger Agreement." Section 5—"Material United States Federal Income Tax

Consequences of the Offer and the Merger" below describes the principal U.S. federal income tax consequences of the sale of Shares in the Offer and the Merger.

        The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Thursday, October 7, 2010 unless the Offer is extended. See Sections 1, 13 and 15—"Terms of the Offer," "Conditions of the Offer" and "Certain Legal Matters."

        The Board of Directors of Cogent (the "Cogent Board") has unanimously approved the Merger Agreement, the Offer and the Merger and determined that the Offer and the Merger are advisable and fair to, and in the best interests of, the holders of Shares. The Cogent Board unanimously recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

        For factors considered by the Cogent Board, see Cogent's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission (the "SEC") in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.

        At a meeting of the Cogent Board on August 29, 2010, Credit Suisse Securities (USA) LLC ("Credit Suisse") rendered its oral opinion, subsequently confirmed in writing, to the Cogent Board that, as of the date of its opinion, and based upon and subject to the assumptions, qualifications and limitations set forth in its opinion, the consideration to be paid to holders of Shares in the Offer and the Merger was fair, from a financial point of view, to such holders. The full text of the written opinion of Credit Suisse, dated August 29, 2010, which sets forth, among other things, the assumptions made, procedures followed, matters considered, limitations and qualifications on the review undertaken in connection with the opinion, is included in Annex II to the Schedule 14D-9.

        Consummation of the Merger is conditioned upon, among other things, the adoption of the agreement of merger (as such term is used in Section 251 of the Delaware General Corporation Law (the "DGCL")) set forth in the Merger Agreement by the requisite vote of stockholders of Cogent. Under the DGCL, the affirmative vote of a majority of the outstanding Shares to adopt the agreement of merger is the only vote of any class or series of Cogent's capital stock that would be necessary to approve the Merger Agreement and the Merger at any required meeting of Cogent's stockholders. If, following the purchase of Shares by Purchaser pursuant to the Offer, the top-up option or otherwise, we own at least a majority of the outstanding Shares, we will be able to effect the Merger without the affirmative vote of any other stockholder. We have agreed pursuant to the Merger Agreement that all Shares acquired pursuant to the Offer or otherwise owned by us will be voted in favor of the Merger.

        The DGCL provides that, if a corporation owns at least 90 percent of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). Pursuant to the Merger Agreement, in the event that, following completion of the Offer, Purchaser (together with 3M and 3M's wholly-owned subsidiaries) owns at least 90 percent of the outstanding Shares, including Shares acquired in any subsequent offering period and through any exercise of the top-up option, 3M will effect a short-form merger of Purchaser into Cogent in accordance with the DGCL as soon as reasonably practicable. See Section 15—"Certain Legal Matters."

        No appraisal rights are available in connection with the Offer. However, under the DGCL, stockholders who continue to own their Shares at the time of the Merger and fulfill certain other requirements of the DGCL will have appraisal rights in connection with the Merger. See Section 15—"Certain Legal Matters."

        This Offer to Purchase and the related Letter of Transmittal, and Cogent's Schedule 14D-9, contain important information and each such document should be read carefully and in its entirety before any decision is made with respect to the Offer.

THE TENDER OFFER

1.  Terms of the Offer

        Upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares validly tendered and not properly withdrawn by the Expiration Date in accordance with the procedures set forth in Section 4—"Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on Thursday, October 7, 2010, unless Purchaser has extended the initial offering period of the Offer, in which event the term "Expiration Date" shall mean the latest time and date at which the offering period of the Offer, as so extended by Purchaser, will expire.

        The Offer is conditioned upon the satisfaction of the Minimum Tender Condition, the Antitrust Condition and the other conditions described in Section 13—"Conditions of the Offer." Purchaser may terminate the Offer without purchasing any Shares if certain events described in Section 13 occur.

        We expressly reserve the right (but are not obligated), at any time or from time to time, to waive or otherwise modify or amend the terms and conditions of the Offer in any respect. However, pursuant to the Merger Agreement, we have agreed that we will not, without the prior written consent of Cogent, (a) reduce the number of Shares sought pursuant to the Offer, (b) reduce the Offer Price, (c) waive the Minimum Tender Condition unless (and only to the extent) the Minimum Tender Condition is not satisfied solely by reason of the failure of any holder of Shares to comply with his or its obligations under Section 3 of the Voting and Tender Agreement (as described below), (d) add to the conditions to the Offer described in Section 13—"Conditions of the Offer," or modify any of those conditions in a manner adverse to the holders of Shares, (e) extend the expiration date of the Offer, except as required or permitted by the Merger Agreement, (f) change the form of consideration payable in the Offer, or (g) otherwise amend the Offer in any manner adverse to the holders of Shares.

        Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will be required to accept for payment and pay for any Shares validly tendered and not withdrawn that are accepted for payment. We are permitted to (without Cogent's consent), and shall (a) extend the Offer for one or more periods of time in consecutive increments of up to ten (10) business days per extension if, at the time the Offer is scheduled to expire, any of the offer conditions are not satisfied or have not been waived, until such time as such offer conditions are satisfied (provided, that if at any such scheduled expiration of the Offer, the Minimum Tender Condition is not satisfied but all other offer conditions are satisfied or waived, then we shall not be required to extend the Offer for more than twenty (20) business days in the aggregate) and (b) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer; provided, that we shall not be required to extend the Offer beyond December 30, 2010 or the termination of the Merger Agreement.

        If fewer than 90% of the Shares are tendered, we may elect to or, at the request of Cogent be required to, provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") of not less than ten (10) business days. In any event, we are not required to extend the Offer beyond December 30, 2010 or the termination of the Merger Agreement. See Sections 1 and 13—"Terms of the Offer" and "Conditions of the Offer."

        There can be no assurance that we will exercise our right to extend the Offer or that we will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4—"Withdrawal Rights."

        If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and l4e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for a minimum of ten (10) business days following such change to allow for adequate disclosure to stockholders.

        We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment or pay for any Shares if, at the expiration of the Offer, any of the conditions to the Offer set forth in Section 13—"Conditions of the Offer" have not been satisfied or upon the occurrence of any of the events set forth in Section 13. Under certain circumstances, we may terminate the Merger Agreement and the Offer.

        We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to delay acceptance of Shares and to delay payment for Shares pending receipt of any governmental regulatory approvals specified in Section 15—"Certain Legal Matters", without prejudice to our rights set forth in Section 13—"Conditions of the Offer." See Sections 13 and 15—"Conditions of the Offer" and "Certain Legal Matters." The reservation by us of the right to delay the acceptance of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or to return Shares deposited by or on behalf of tendering stockholders promptly after the termination or withdrawal of the Offer.

        Any extension or amendment of the Offer, waiver of a condition of the Offer, delay in acceptance for payment or payment or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting our obligation under such rules or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to the Dow Jones News Service (or such other national media outlet or outlets it deems prudent) and making any appropriate filing with the SEC.

        Pursuant to Rule 14d-11 under the Exchange Act and subject to the Merger Agreement, we may and, if fewer than 90% of the Shares are tendered, Cogent may require us to, provide a subsequent offering period upon expiration of the initial offering period of the Offer on the Expiration Date. A subsequent offering period would be an additional period of time of between three (3) business days and twenty (20) business days, beginning no later than 9:00 a.m., New York City time, on the next business day following the expiration of the initial offering period of the Offer on the Expiration Date, during which stockholders may tender Shares not tendered in the Offer. A subsequent offering period, if one is provided, is not an extension of the Offer, which already will have been completed. During a subsequent offering period, tendering stockholders will not have withdrawal rights, and Purchaser will promptly purchase and pay for any Shares tendered during the subsequent offering period at the same price paid in the Offer.

        Cogent has agreed to provide us with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Cogent's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

        For purposes of this Offer to Purchase, "business day" means any day on which the principal offices of the SEC in Washington, DC are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York City, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

2.  Acceptance for Payment and Payment for Shares

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered and not properly withdrawn at the Expiration Date promptly after the later of (a) the Expiration Date and (b) the satisfaction or waiver of the conditions to the Offer set forth in Section 13—"Conditions of the Offer." In addition, subject to the terms and conditions of the Merger Agreement and the applicable rules of the SEC, we reserve the right to delay acceptance for payment of, or payment for, Shares, pending receipt of any regulatory or governmental approvals specified in Section 15—"Certain Legal Matters." For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, see Section 15—"Certain Legal Matters."

        In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in Section 3—"Procedures for Tendering Shares," (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 3 below) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. See Section 3—"Procedures for Tendering Shares."

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from Purchaser and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

        If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedures set forth in Section 3—"Procedures for Tendering Shares," such Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

        If, prior to the Expiration Date, Purchaser shall increase the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to holders of all Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

        Purchaser reserves the right, subject to the provisions of the Merger Agreement, to transfer or assign in whole or in part, from time to time, to one or more direct or indirect wholly-owned subsidiaries of 3M, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  Procedures for Tendering Shares

        Valid Tender of Shares.    Except as set forth below, to validly tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or a manually executed facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (x) certificates representing Shares tendered must be delivered to the Depositary or (y) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary's account in accordance with DTC's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

        Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Depositary.

        Signature Guarantees and Stock Powers.    Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (which term includes most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an "Eligible Institution").

Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

        If certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile) must accompany each delivery of certificates.

        Guaranteed Delivery.    A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by satisfying all of the requirements set forth below:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary (as provided below) prior to the Expiration Date; and

  •
  the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the NASDAQ Global Market is open for business.

        The Notice of Guaranteed Delivery may be transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

        The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering stockholder. Delivery of all such documents will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If such delivery is by mail, it is recommended that all such documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

        Other Requirements.    Notwithstanding any provision hereof, Purchaser will pay for Shares pursuant to the Offer only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid by Purchaser on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment.

        Binding Agreement.    The acceptance for payment by Purchaser of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

        Appointment as Proxy.    By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivering an Agent's Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies or consents may be given (and, if given, will not be deemed effective). Purchaser's designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of Cogent, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser in its sole and absolute discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of 3M, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding.

4.  Withdrawal Rights

        Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. A stockholder may withdraw Shares tendered pursuant to the Offer at any time on or prior to the Expiration Date and, unless and until Purchaser has previously accepted them for payment, such Shares may also be withdrawn at any time after November 8, 2010.

        For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—"Procedures for Tendering Shares," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of 3M, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering shares described in Section 3—"Procedures for Tendering Shares" at any time prior to the Expiration Date.

        If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept for payment, Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under this Offer, the Depositary may nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section 4 before the Expiration Date or at any time after November 8, 2010 unless theretofore accepted for payment as provided herein.

        In the event Purchaser provides a subsequent offering period following the Offer, no withdrawal rights will apply to Shares tendered during such subsequent offering period or to Shares tendered in the Offer and accepted for payment.

5.  Material United States Federal Income Tax Consequences of the Offer and the Merger

        The following is a summary of certain material U.S. federal income tax consequences to holders of Shares upon the tender of Shares for cash pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger. This summary does not purport to be a comprehensive description of all of the tax consequences that may be relevant to a decision to dispose of Shares in the Offer or the Merger, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of investors or that are generally assumed to be known by investors. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). In addition, this summary is not a complete description of all the tax consequences of the Offer and the Merger and, in particular, may not address U.S. federal income tax considerations to holders of Shares subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities or currencies, traders that mark to market, holders who hold their Shares as part of a hedge, straddle or conversion transaction, insurance companies, tax-exempt entities and holders who obtained their Shares by exercising options or warrants). In addition, this summary does not discuss any consequences to holders of options or warrants to purchase Shares or any aspect of state, local or foreign tax law that may be applicable to any holder of Shares, or any U.S. federal tax considerations other than U.S. federal income tax considerations. This summary assumes that holders own Shares as capital assets.

        We urge holders of Shares to consult their own tax advisors with respect to the specific tax consequences to them in connection with the Offer and the Merger in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws.

  U.S. Holders

        Except as otherwise set forth below, the following discussion is limited to the U.S. federal income tax consequences relevant to a beneficial owner of Shares that is a citizen or resident of the United States, a domestic corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes), any estate (other than a foreign estate), and any trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and (ii) one or more U.S. persons have the authority to control all substantial decisions of the trust (a "U.S. Holder").

        If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Such holders should consult their own tax advisors regarding the tax consequences of exchanging the Shares pursuant to the Offer or pursuant to the Merger.

  Payments with Respect to Shares

        The exchange of Shares for cash pursuant to the Offer or pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who receives cash for Shares pursuant to the Offer or pursuant to the Merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder's adjusted tax basis in the Shares. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such U.S. Holder's holding period for the Shares is more than one year at the time of the exchange of such holder's Shares for cash. Long-term capital gains recognized by an individual holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. There are limitations on the deductibility of capital losses.

  Backup Withholding Tax and Information Reporting

        Payments made with respect to Shares exchanged for cash in the Offer or the Merger will be subject to information reporting and U.S. federal backup withholding tax (at a rate of 28 percent) unless the U.S. Holder (i) furnishes an accurate tax identification number or otherwise complies with applicable U.S. information reporting or certification requirements (typically, by completing and signing a substitute Form W-9, which will be included with the Letter of Transmittal to be returned to the Depositary) or (ii) is a corporation or other exempt recipient and, when required, demonstrates such fact. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder's United States federal income tax liability, if any, provided that such U.S. Holder furnishes the required information to the Internal Revenue Service in a timely manner.

  Non-U.S. Holders

        The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a Non-U.S. Holder of Shares. The term "Non-U.S. Holder" means a beneficial owner, other than a partnership, of Shares that is not a U.S. Holder.

        Non-U.S. Holders should consult their own tax advisors to determine the specific U.S. federal, state, local and foreign tax consequences that may be relevant to them.

  Payments with Respect to Shares

        Payments made to a Non-U.S. Holder with respect to Shares exchanged for cash in the Offer or pursuant to the Merger generally will be exempt from U.S. federal income tax, unless:

  (a)
  the gain on Shares, if any, is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the Non-U.S. Holder's permanent establishment in the United States) (in which event (i) the Non-U.S. Holder will be subject to U.S. federal income tax as described under "U.S. Holders," but such Non-U.S. Holder should provide a Form W-8ECI instead of a Form W-9, and (ii) if the Non-U.S. Holder is a corporation, it may be subject to branch profits tax on such gain at a 30 percent rate (or such lower rate as may be specified under an applicable income tax treaty));

  (b)
  the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year and certain other conditions are met (in such event the Non-U.S. Holder will be subject to tax at a flat rate of 30 percent (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the Shares net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year); or

  (c)
  the Non-U.S. Holder is an individual subject to tax pursuant to U.S. tax rules applicable to certain expatriates.

  Backup Withholding Tax and Information Reporting

        In general, if you are a Non-U.S. Holder you will not be subject to backup withholding and information reporting with respect to a payment made with respect to Shares exchanged for cash in the Offer or the Merger if you have provided the Depositary with an IRS Form W-8BEN (or a Form W-8ECI if your gain is effectively connected with the conduct of a U.S. trade or business). If shares are held through a foreign partnership or other flow-through entity, certain documentation requirements also apply to the partnership or other flow-through entity. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a Non-U.S. Holder's United States federal income tax liability, if any, provided that such Non-U.S. Holder furnishes the required information to the Internal Revenue Service in a timely manner.

6.  Price Range of Shares; Dividends

        According to Cogent's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, (the "Form 10-K") the Shares are traded on the NASDAQ Global Select Market under the symbol "COGT." The following table sets forth, for the periods indicated, the high and low prices per Share on the NASDAQ Global Select Market as reported in public sources.

Fiscal Year	High	Low
2008:
First Quarter	$11.50	$8.28
Second Quarter	$12.77	$8.85
Third Quarter	$12.38	$9.60
Fourth Quarter	$14.40	$7.88
2009:
First Quarter	$13.59	$9.50
Second Quarter	$12.74	$9.93
Third Quarter	$11.63	$9.84
Fourth Quarter	$10.56	$7.96
2010:
First Quarter	$11.33	$9.76
Second Quarter	$10.72	$8.48
Third Quarter (through September 9, 2010)	$11.26	$8.37

        On August 27, 2010, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, the reported closing sales price per Share on the NASDAQ Global Select Market was $8.92 per Share. On September 9, 2010, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on the NASDAQ Global Select Market was $11.14 per Share. Cogent has never paid dividends. Under the terms of the Merger Agreement, Cogent is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of 3M. See Section 14—"Dividends and Distributions." Stockholders are urged to obtain a current market quotation for the Shares.

7.  Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations

        As set forth in Section 11—"Purpose of the Offer and Plans for Cogent; Merger Agreement—The Merger," following the purchase of Shares pursuant to the Offer, 3M will effect the Merger, pursuant to which all Shares we do not own will be canceled and converted into the right to receive from the Purchaser the Merger Consideration, without interest and subject to applicable withholding taxes. However, even if the Merger is not consummated, during the period after the Acceptance Time (as defined below) and prior to consummation of the Merger, our purchase of Shares in the Offer may have material effects on the market for the Shares, Nasdaq listing and Exchange Act registration of the Shares and the eligibility of the Shares as collateral for margin loans. These potential effects are summarized below.

        Possible Effects of the Offer on the Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

        Nasdaq Listing.    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NASDAQ Global Select Market. According to the published guidelines of The NASDAQ Stock Market, LLC ("Nasdaq"), Nasdaq would consider disqualifying the Shares for listing on The NASDAQ Global Select Market (though not necessarily for listing on The NASDAQ Capital Market) if, among other possible grounds, (a) the total number of beneficial holders of round lots of Shares falls below 400, (b) the bid price for the Shares is less than $1 per share, or (c) (i) Cogent has stockholders' equity of less than $10 million, the number of publicly held Shares falls below 750,000, the market value of publicly held Shares is less than $5 million or there are fewer than two active and registered market makers in the Shares, (ii) the market value of Cogent's listed securities is less than $50 million, the number of publicly held Shares falls below 1,100,000, the market value of publicly held Shares is less than $15 million or there are fewer than four active and registered market makers in the Shares, or (iii) the number of publicly held Shares falls below 1,100,000, the market value of publicly held Shares is less than $15 million, there are fewer than four active and registered market makers in the Shares or Cogent's total assets and total revenue is less than $50 million each for the most recently completed fiscal year (or two of the three most recently completed fiscal years). Furthermore, Nasdaq would consider delisting the Shares from Nasdaq altogether if, among other possible grounds, (a) the number of publicly held Shares falls below 500,000, (b) the total number of beneficial holders of round lots of Shares falls below 300, (c) the market value of publicly held Shares is less than $1 million, (d) there are fewer than two active and registered market makers in the Shares, (e) the bid price for the Shares is less than $1 per share, or (f) (i) Cogent has stockholders' equity of less than $2.5 million, (ii) the market value of Cogent's listed securities is less than $35 million, and (iii) Cogent's net income from continuing operations is less than $500,000 for the most recently completed fiscal year and two of the last three most recently completed fiscal years. Shares held by officers or directors of Cogent, or by any beneficial owner of more than 10 percent of the Shares, will not be considered as being publicly held for this purpose. According to Cogent, as of August 27, 2010, there were 88,389,700 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are either no longer eligible for The NASDAQ Global Select Market or are delisted from Nasdaq altogether, the market for Shares will be adversely affected.

        If Nasdaq were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations for the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by Cogent upon application to the SEC if the outstanding Shares are not listed on a "national securities exchange" and if there are fewer than 300 holders of record of Shares. After the Acceptance Time (as defined below), Cogent shall use reasonable best efforts to enable the de-listing of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days thereafter.

        Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Cogent to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders'

meetings or actions in lieu of a stockholders' meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to "going private" transactions would no longer be applicable to Cogent. Furthermore, the ability of "affiliates" of Cogent and persons holding "restricted securities" of Cogent to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for continued inclusion on the Federal Reserve Board's list of "margin securities" or eligible for stock exchange listing or reporting on Nasdaq. Purchaser intends to seek to cause Cogent to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met.

        If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding market quotations, the Shares might no longer constitute "margin securities" for the purposes of the margin regulations, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8.  Certain Information Concerning Cogent

        The following description of Cogent and its business has been taken from Cogent's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and is qualified in its entirety by reference to such report.

        Cogent is a Delaware corporation with its principal executive offices located at 639 North Rosemead Blvd., Pasadena, California 91107. Cogent's telephone number at such principal executive offices is (626) 325-9600.

        Cogent is a provider of Automated Fingerprint Identification Systems, or AFIS, and other fingerprint biometrics solutions to governments, law enforcement agencies and other organizations worldwide. Cogent's AFIS solutions enable customers to capture fingerprint images electronically, encode fingerprints into searchable files and accurately compare a set of fingerprints to a database of potentially millions of fingerprints in seconds.

        Available Information.    Cogent is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Cogent's business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Cogent's securities, any material interests of such persons in transactions with Cogent, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Cogent's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the SEC's customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the SEC's Public Reference Room in Washington, DC can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as Cogent, who file electronically with the SEC. The address of that site is http://www.sec.gov.

        Sources of Information.    Except as otherwise set forth herein, the information concerning Cogent contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC and other public sources. Although we have no knowledge that any such information contains any misstatements or omissions, none of 3M, Purchaser, or any of their respective affiliates or assigns, the Information Agent, the Depositary or the Dealer Manager assumes responsibility for the accuracy or completeness of the information concerning Cogent contained in such documents and records or for any failure by Cogent to disclose events which may have occurred or may affect the significance or accuracy of any such information.

        Prospective Financial Information.    In connection with its sale process, Cogent provided potential acquirors certain prospective financial information concerning Cogent, including projected revenues, gross profit, operating expense, earnings before interest and taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA) for the fiscal years 2010 through 2015. Such information for the fiscal years 2010 through 2013 is summarized below. Information for the fiscal years 2014 and 2015 has not been included in view of the inherently low degree of reliability of such prospective information.

        None of 3M or any of its affiliates or representatives participated in preparing, and they do not express any view on, the prospective information summarized below, or the assumptions underlying such information. The summary of such information is included solely to give shareholders access to the information that was made available to 3M and is not included in this Offer to Purchase in order to influence any Cogent stockholder to make any investment decision with respect to the Offer or the Merger, including whether to tender Shares in the Offer or whether or not to seek appraisal rights with respect to the Shares.

        It is our understanding that this prospective financial information was prepared by Cogent solely for internal use and was not prepared with a view toward public disclosure, or with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles. To our knowledge, neither Cogent's independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, or expressed any opinion or any other form of assurance on such information or its achievability.

        It is our understanding that Cogent's prospective financial information reflects numerous estimates and assumptions made by Cogent with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Cogent's business, all of which are difficult to predict and many of which are beyond Cogent's control. The prospective financial information reflects subjective judgment in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the prospective financial information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, Cogent's performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in Cogent's reports filed with the SEC. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than forecast. The prospective financial information covers multiple years and such information by its nature becomes less reliable with each successive year. In addition, the prospective information will be affected by Cogent's ability to achieve strategic goals, objectives and targets over the applicable periods. We understand that the assumptions upon which the prospective information was based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond Cogent's control. The prospective information also reflects assumptions as to certain business decisions that are subject to change. Such prospective information cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such. The inclusion of this information should not be regarded as an indication that Cogent, 3M, Purchaser, any of their respective financial advisors or anyone who received this information then considered, or now considers, it a reliable prediction of future events, and this information should not be relied upon as such. None of 3M, Purchaser or any of their financial advisors or any of their affiliates assumes any responsibility for the validity, reasonableness, accuracy or completeness of the prospective information described below. None of 3M, Purchaser or any of their financial advisors or any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct such prospective information if they are or become inaccurate (even in the short term).

        We understand that the prospective financial information does not take into account any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the Merger Agreement. There can be no assurance that the announcement of the Offer or the transactions contemplated by the Merger Agreement will not cause customers of Cogent to delay or cancel purchases of Cogent's services pending the consummation of such transactions or the clarification of any intentions with respect to the conduct of Cogent's business thereafter. Any such delay or cancellation of customer sales is likely to adversely affect the ability of Cogent to achieve the results reflected in such prospective financial information. Further, the prospective financial information does not take into account the effect of any failure of the Offer to occur and should not be viewed as accurate or continuing in that context.

        The inclusion of the prospective financial information herein should not be deemed an admission or representation by 3M or Purchaser that they are viewed by 3M or Purchaser as material information of Cogent, and in fact 3M views the prospective financial information as non-material because of the inherent risks and uncertainties associated with such long range forecasts. The prospective information should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Cogent contained in Cogent's public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in Cogent's prospective information, stockholders are cautioned not to place undue, if any, reliance on the prospective information included in this Offer to Purchase.

	2010* FY	2011* FY	2012* FY	2013* FY
	(amounts in thousands)
TOTAL REVENUE	$140,005	$166,458	$182,544	$203,917

TOTAL GROSS PROFIT	$92,797	$94,787	$106,351	$116,299

TOTAL OPERATING EXPENSES	$41,854	$46,140	$51,028	$56,611

EBIT	$50,942	$48,647	$55,323	$59,688
EBITDA	$53,942	$51,722	$58,475	$62,919

*
The prospective information includes certain assumptions about new revenue opportunities that Cogent had separately identified to 3M. The prospective information does not include amounts for share based compensation expenses.

9.  Certain Information Concerning Purchaser and 3M

        Purchaser.    Purchaser is a Delaware corporation and, to date, has engaged in no activities other than those incident to its formation and to the Offer and the Merger. Purchaser is a direct wholly-owned subsidiary of 3M. The principal executive offices of Purchaser are located at 3M Center,

St. Paul, Minnesota 55144 and Purchaser's telephone number at such principal executive offices is (651) 733-1110.

        3M.    3M is a Delaware corporation. Its shares are listed on the New York Stock Exchange, the Chicago Stock Exchange and the Swiss Exchange. 3M is a diversified technology company with a global presence in the following businesses: industrial and transportation; health care; consumer and office; safety, security and protection services; display and graphics; and electro and communications. Most 3M products involve expertise in product development, manufacturing and marketing, and are subject to competition from products manufactured and sold by other technologically oriented companies. The principal offices of 3M are located at 3M Center, St. Paul, Minnesota 55144. 3M's telephone number at such principal executive offices is (651) 733-1110.

        Additional Information.    The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the members of the board of directors and the executive officers of 3M and the members of the board of directors and the executive officers of Purchaser are set forth in Schedule A to this Offer to Purchase.

        None of 3M, Purchaser or, to the knowledge of 3M or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, has during the last five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws.

        Except as set forth elsewhere in this Offer to Purchase or in Schedule A: (a) none of 3M, Purchaser or, to the knowledge of 3M or Purchaser after reasonable inquiry, any of the persons listed in Schedule A or any associate or majority-owned subsidiary of 3M, Purchaser or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Cogent, (b) none of 3M, Purchaser or, to the knowledge of 3M or Purchaser after reasonable inquiry, any of the persons referred to in clause (a) above or any of their executive officers, directors, affiliates or subsidiaries has effected any transaction in Shares or any other equity securities of Cogent during the past 60 days, (c) none of 3M, Purchaser, their subsidiaries or, to the knowledge of 3M or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, has any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of Cogent (including, but not limited to, any agreement, arrangement, or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations), (d) in the past two years, there have been no transactions that would require reporting under the rules and regulations of the SEC between any of 3M, Purchaser, their subsidiaries or, to the knowledge of 3M or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, on the one hand, and Cogent or any of its executive officers, directors or affiliates, on the other hand, and (e) in the past two years, there have been no negotiations, transactions or material contacts between any of 3M, Purchaser, their subsidiaries or, to the knowledge of 3M or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, on the one hand, and Cogent or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of Cogent's securities, an election of Cogent's directors or a sale or other transfer of a material amount of assets of Cogent.

        We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (a) the Offer is being made for all outstanding Shares solely for cash, (b) the Offer is not subject to any financing condition, (c) if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the Merger, and (d) 3M has, and will arrange for Purchaser to have, sufficient funds to purchase all Shares validly tendered and not properly withdrawn in the Offer and to acquire the remaining outstanding Shares in the Merger.

10.  Background of the Offer; Contacts with Cogent

        As part of their ongoing evaluation of 3M's business and strategic alternatives, our board of directors and senior members of our management, on occasion with outside financial and legal advisors, have from time to time evaluated strategic opportunities and prospects for acquisitions. In addition, from time to time, 3M, including its chief executive officer, has engaged with Cogent in the ordinary course of business as a supplier and a customer.

        In March 2008, Credit Suisse (USA) LLC ("Credit Suisse"), financial advisor to Cogent, approached 3M to explore 3M's interest in a potential acquisition of Cogent and provided to 3M a summary presentation of the business and financial state of Cogent.

        From April to July 2008, 3M held preliminary discussions with Cogent management and Credit Suisse. In connection with such preliminary discussions and to facilitate the further exchange of confidential information in contemplation of a possible transaction between 3M and Cogent, 3M entered into a two-year non-disclosure agreement with Cogent on July 31, 2008.

        Between August and the middle of September 2008, 3M executives attended a diligence presentation held by Cogent management at Cogent's Pasadena, California headquarters and held further discussions with Cogent and Credit Suisse regarding a possible transaction.

        On September 15, 2008, Ming Hsieh, Cogent's chief executive officer, Paul Kim, Cogent's chief financial officer, and Credit Suisse attended meetings at 3M headquarters in St. Paul, Minnesota to meet with 3M's management team and discuss process going forward. Messrs. Hsieh and Kim presented an overview of Cogent's business strategy and operations to enable 3M to further assess a potential strategic transaction.

        In late September 2008, 3M and Cogent terminated their discussions due to the dramatic deterioration of global economic conditions.

        On March 4, 2009, 3M executives met with Credit Suisse to discuss reengaging in acquisition discussions. 3M determined that an acquisition of Cogent at that time was not presently a strategic objective given economic conditions and thus did not pursue the transaction further.

        On October 1, 2009, 3M contacted Mr. Kim to arrange a visit to Cogent headquarters in early March 2010 by George Buckley, chairman, president and chief executive officer of 3M, in order for him to better acquaint himself with Cogent's technologies and strategic opportunities with 3M.

        On March 3, 2010, a team of 3M executives, including Mr. Buckley, Fred Palensky, executive vice president research and development and chief technical officer, Roger Lacey, senior vice president of strategy and corporate development and Mike Delkoski, vice president and general manager, security systems division visited Cogent's headquarters in Pasadena, California to meet with Mr. Hsieh and Mr. Kim, discussed Cogent's business, operations and technology and received a demonstration of its products.

        From March to May 2010, 3M held numerous discussions with Credit Suisse, during which Credit Suisse advised 3M that other potential acquirors were in discussions with Cogent.

        On May 18, 2010, Credit Suisse held a discussion with J.P. Morgan Securities LLC ("JP Morgan"), financial advisor to 3M, to outline the process proposed by Cogent to explore a possible transaction, including a preliminary discussion of price.

        On May 22, 2010, Mr. Buckley called Mr. Hsieh and indicated that 3M was interested in pursuing a strategic transaction with Cogent.

        On May 24, 2010, Mr. Delkoski held a telephone conversation with Mr. Hsieh during which Mr. Delkoski communicated 3M's interest in acquiring Cogent at a price range of $9.25 to $10.25 per share. Mr. Hsieh invited 3M to conduct further due diligence on Cogent.

        On May 25, 2010, 3M was advised that it would be given access to information regarding Cogent to evaluate a possible transaction.

        On May 26, May 27 and May 31, 2010, JP Morgan submitted due diligence requests to Credit Suisse, and 3M and Cogent entered into an amendment to the non-disclosure agreement to extend the term.

        From June 1 through June 4, 2010, 3M and JP Morgan held initial due diligence discussions with Mr. Kim and Mary Jane Abalos, Cogent's vice president of planning & finance operations, at Cogent's headquarters in Pasadena, California. Mr. Hsieh participated by telephone in certain of the due diligence discussions. During this time Cogent provided 3M, JP Morgan and 3M's legal counsel, Cleary Gottlieb Steen & Hamilton LLP ("CGSH") with access to an electronic data room populated with documents and other materials that were responsive to 3M and JP Morgan's diligence requests.

        Between June 11 and June 18, 2010 additional diligence calls were held between members of Cogent's management team and representatives of 3M and JP Morgan regarding Cogent's business, outlook and operations.

        On June 14, 2010, Credit Suisse delivered to JP Morgan a letter requesting that 3M submit a non-binding indication of interest by June 29, 2010. The letter further specified that after review of such indications of interest, Cogent would select a limited number of parties to participate in further due diligence.

        On July 2, 2010, JP Morgan delivered to Credit Suisse a written non-binding indication of interest from 3M to acquire Cogent at a price per share of $10.50 in cash (the "July 2 Proposal"). The July 2 Proposal specified that 3M's initial valuation was subject to it being granted exclusivity in the continuing sale process, satisfactory completion of due diligence, the entry into suitable retention agreements with key Cogent employees, including Mr. Hsieh, and the entry into a voting agreement with Mr. Hsieh.

        On July 12, 2010, JP Morgan advised Credit Suisse that 3M remained interested in acquiring Cogent and that 3M intended to seek approval for the acquisition at its regularly scheduled board meeting on August 9, 2010. JP Morgan also advised that 3M would need to have due diligence completed prior to submitting any final proposal.

        On July 13, 2010, Credit Suisse informed JP Morgan that there were two other parties interested in acquiring Cogent.

        On July 20, 23 and 26, 2010, 3M executives and representatives of JP Morgan held further discussions regarding Cogent with Cogent management (Mr. Hsieh, Mike Hollowich, James Xie, Jim Jasinski, Ms. Abalos and Bruno Lassus) and Cogent's legal counsel, Morrison & Foerster LLP ("Morrison").

        From July 26 to July 28, 2010, representatives of 3M visited Cogent's facilities in Shenzhen and Beijing, China and met with among others, Mr. Hsieh and Ankuo Wang, Cogent's general manager-China.

        On July 29, 2010, representatives of 3M and JP Morgan held a telephonic discussion with Mr. Kim to discuss Cogent's expected second quarter earnings.

        On July 30, 2010, Credit Suisse delivered to 3M a letter setting a deadline of August 11, 2010 to submit a further acquisition proposal. The letter specified, among other things, that the proposal should include the proposed purchase price, a marked copy of a merger agreement prepared by Cogent and a description of plans for the operation of Cogent and its employees and any plans for financing the transaction, if applicable. On the same day, Cogent posted a draft merger agreement prepared by Morrison to the electronic data room.

        On August 11, 2010, JP Morgan submitted to Cogent a written non-binding proposal from 3M to acquire Cogent at a price per share of $10.50 (the "August 11 Proposal"). The proposal indicated, among other things, that there would be no financing contingency to the closing, that the consummation of the transaction was subject to entering into retention arrangements with key employees, including Mr. Hsieh, and that the proposal was conditioned upon Cogent negotiating exclusively with 3M until August 23, 2010. The August 11 Proposal also indicated that 3M believed it could be in a position to announce a transaction within ten days of Cogent's notification that it was prepared to proceed to negotiation of final terms. Additionally, the August 11 Proposal included 3M's comments on the proposed merger agreement and a proposed voting and tender agreement with Mr. Hsieh. Among the terms included in the draft merger agreement proposed by 3M was a termination fee equal to $30,000,000.

        On August 16, 2010, JP Morgan held a telephonic discussion with Credit Suisse to discuss the August 11 Proposal. On this call, Credit Suisse indicated that the price, the termination fee methodology (3% of equity value) and portions of the proposed voting and tender agreement were not acceptable to Cogent.

        On August 18, 2010, JP Morgan held a telephonic discussion with Credit Suisse to communicate 3M's decision not to raise the price per share in the August 11 Proposal or to revise the termination fee methodology but that it would agree to revise the termination provisions of the voting and tender agreement to delete a provision that would extend certain obligations of the stockholders 180 days beyond the termination of the Merger Agreement. During this conversation, Credit Suisse indicated that Cogent had received from a third party a preliminary non-binding indication of interest in acquiring all of the outstanding equity of Cogent for a price per share in a range of $11.00 to $12.00.

        On August 19, 2010, JP Morgan delivered to Credit Suisse a letter from 3M to Cogent's board of directors. The letter indicated that 3M continued to believe that a combination between Cogent and 3M was very compelling and that 3M remained highly confident that 3M could be in a position to announce a transaction in seven days. The letter also indicated, however, that since 3M had been informed by Cogent's financial advisor that the August 11 Proposal was not acceptable, 3M was formally withdrawing the proposal effective 5:00 PM Pacific Time on August 20, 2010.

        On August 20, 2010, prior to the effectiveness of the withdrawal of the August 11 Proposal, Credit Suisse contacted JP Morgan to communicate Cogent's decision to proceed to negotiate a transaction based on the terms set out in the August 11 Proposal (as modified as described above). Credit Suisse also indicated to JP Morgan that Cogent would not accept the condition of exclusivity requested in the August 11 Proposal.

        On August 21, 2010, Morrison delivered to CGSH, a revised draft of the merger agreement and voting and tender agreement, proposing certain changes to the terms of those agreements.

        On August 23, 2010, CGSH provided further revised drafts of the merger agreement and voting and tender agreement to Morrison. On August 24, 2010, Morrison and CGSH discussed the terms of the merger agreement and voting and tender agreement. On August 25, 2010, Morrison delivered further revised drafts of the merger agreement and the voting and tender agreement to CGSH.

        During the week of August 23, 2010, Cogent's senior management team held a series of confirmatory due diligence sessions with 3M and representatives of JP Morgan and posted additional documents and materials to the electronic data room.

        Between August 25 and August 28, 2010, Morrison and CGSH discussed the remaining open items in the merger agreement and voting and tender agreement.

        From August 24 to 29, 2010, representatives of 3M held direct discussions with seven of eight senior Cogent employees regarding retention and incentive arrangements and by August 29, 2010, 3M and each of the eight key employees had agreed to the retention and incentive agreements. See "Section 11—Purpose of the Offer and Plans for Cogent; Executive Compensation Arrangements" for a discussion of such retention arrangements.

        On the morning of August 29, 2010, the Cogent Board unanimously approved the proposed Merger Agreement, the Offer and the Merger.

11.  Purpose of the Offer and Plans for Cogent; Merger Agreement

        Purpose of the Offer and Plans for Cogent.    The purpose of the Offer and the Merger is for 3M, through Purchaser, to acquire control of, and the entire equity interest in, Cogent. Pursuant to the Merger, we will acquire all of the capital stock of Cogent not purchased pursuant to the Offer, the top-up option or otherwise. Stockholders of Cogent who sell their Shares in the Offer will cease to have any equity interest in Cogent or any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders also will no longer have an equity interest in Cogent. On the other hand, after selling their Shares in the Offer or the subsequent Merger, stockholders of Cogent will not bear the risk of any decrease in the value of Cogent.

        Assuming Purchaser purchases a majority of the outstanding Shares pursuant to the Offer, we are entitled and currently intend to exercise our rights under the Merger Agreement to obtain pro rata representation on, and control of, the Cogent Board. See "The Merger Agreement—Directors" below.

        In accordance with the Merger Agreement, following the time of the purchase of Shares pursuant to the Offer (the time of such purchase, the "Acceptance Time"), we will acquire the remaining Shares pursuant to the Merger. We may acquire additional Shares pursuant to the top-up option.

        We are conducting a detailed review of Cogent and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and will consider what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. We will continue to evaluate the business and operations of Cogent during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as we deem appropriate under the circumstances then existing. Thereafter, we intend to review such information as part of a comprehensive review of Cogent's business, operations, capitalization and management with a view of optimizing development of Cogent's potential in conjunction with 3M's existing businesses. Possible changes could include changes in Cogent's business, corporate structure, charter, by laws, capitalization, board of directors, management or dividend policy, although, except as disclosed in this Offer to Purchase, 3M and Purchaser have no current plans with respect to any of such matters.

        Except as disclosed in this Offer to Purchase, we do not have any present plans or proposals that would result in an extraordinary corporate transaction involving Cogent or any of its subsidiaries, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, or any material changes in Cogent's capitalization, corporate structure, business or composition of its management or board of directors.

        The Merger Agreement.    The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO that we have filed with the SEC on September 10, 2010 (the "Schedule TO") and which is incorporated herein by reference. The Merger Agreement may be examined and copies may be obtained in the manner set forth in Section 8—"Certain Information Concerning Cogent."

        The Offer.    The Merger Agreement provides that Purchaser will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the conditions to the Offer described in Section 13—"Conditions of the Offer" (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment, and pay for, all Shares validly tendered pursuant to the Offer and not withdrawn by the Expiration Date.

        We are permitted to (without Cogent's consent), and shall (a) extend the Offer for one or more periods of time in consecutive increments of up to ten (10) business days per extension if, at the time the Offer is scheduled to expire, any of the offer conditions are not satisfied or have not been waived, until such time as such offer conditions are satisfied (provided, that if at any such scheduled expiration of the Offer, the Minimum Tender Condition is not satisfied but all other offer conditions are satisfied or waived, then we shall not be required to extend the Offer for more than twenty (20) business days in the aggregate) or (b) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer.

        If fewer than 90% of the Shares are tendered, we may elect to, or at the request of Cogent be required to, provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act of not less than ten (10) business days. In addition, Purchaser may increase the Offer Price or extend the Offer to the extent required by law in connection with such increase.

        In any event, we are not required to extend the Offer beyond December 30, 2010 or at any time when 3M, Purchaser or Cogent would be permitted to terminate and terminates the Merger Agreement. See Sections 1 and 13—"Terms of the Offer" and "Conditions of the Offer."

        Recommendation.    Cogent has represented to us in the Merger Agreement that the Cogent Board (at a meeting duly called and held) has duly and unanimously (a) approved the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, and the Voting and Tender Agreement, (b) determined that the Merger Agreement, the Offer and the Merger are fair to, and in the best interests of, Cogent and its stockholders, (c) resolved to recommend that Cogent's stockholders accept the Offer and tender their Shares pursuant to the Offer, (d) resolved to recommend that Cogent's stockholders adopt the Merger Agreement and (e) declared that the Merger Agreement is advisable (the "Company Recommendation"). Cogent has further represented to us that the Cogent Board has approved, for purposes of Section 203 of the DGCL, the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Voting and Tender Agreement.

        Directors.    The Merger Agreement provides that, subject to the requirements of Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, promptly upon the Acceptance Time and as long as 3M directly or indirectly beneficially owns at least a majority of the issued and outstanding Shares, Purchaser has the right to designate a number of directors of Cogent, rounded up to the next whole number, that is equal to the product of the total number of directors on the Cogent Board and the percentage that the number of Shares owned by Purchaser or any other subsidiary of 3M bears to the total number of Shares outstanding. Cogent will promptly take all action necessary to provide Purchaser with such level of representation and cause Purchaser's designees to be so elected or appointed.

        Cogent has also agreed in the Merger Agreement that individuals designated by Purchaser shall, as nearly as practicable, and to the extent permitted by applicable law, constitute at least the same percentage of each committee of the Cogent Board (and of each board of directors and each committee thereof of each wholly-owned subsidiary of Cogent) as the percentage of the entire board represented by the individuals designated by Purchaser.

        However, the Merger Agreement further provides that until the Effective Time certain actions of Cogent may only be authorized by, and will require the authorization of, the directors of Cogent who were directors on the date of the Merger Agreement and who are not officers of Cogent or any wholly-owned subsidiary of Cogent (the "Independent Directors") . If the number of Independent Directors is reduced below two for any reason, the remaining Independent Director shall be entitled to designate a person to fill such vacancy or if no Independent Director remains, the other directors shall be entitled to designate two persons to fill the vacancies who are not officers, stockholders or affiliates of Cogent.

        In the event Purchaser's designees are elected or appointed to the Cogent Board as described above, the Merger Agreement requires that until the Effective Time the Cogent Board shall have at least two Independent Directors.

        Top-Up Option.    Pursuant to the terms of the Merger Agreement, following the Acceptance Time, if we acquire more than a majority but less than 90% of the Shares outstanding, we would have the option (the "top-up option") to purchase from Cogent, subject to certain limitations, a number of additional Shares equal to the lesser of (i) the number of Shares sufficient to cause Purchaser to own one Share more than 90% of the Shares then outstanding, taking into account those Shares outstanding after the exercise of the option, calculated on a fully diluted basis, and (ii) the aggregate of the number of Shares held as treasury shares by Cogent and any wholly-owned subsidiary of Cogent and the number of authorized but unissued Shares as of immediately prior to the exercise of the top-up option. The price per Share payable under the top-up option would be equal to the Offer Price. The obligation of Cogent to issue Shares upon the exercise of the top-up option is subject only to the condition that no legal restraint (other than any listing requirement of any securities exchange) that has the effect of preventing the exercise of the top-up option or the issuance and delivery of the Shares shall be in effect. In addition, the purchase price payable in connection with the exercise of the top-up option may be paid by us, at our election, either in cash or by executing and delivering to Cogent a promissory note, bearing interest at 5% annually, or by any combination of cash and such promissory note.

        The Merger.    The Merger Agreement provides that, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Cogent and Cogent will be the surviving corporation. 3M and Purchaser and Cogent have agreed in the Merger Agreement that, unless 3M and Purchaser effect a short-form merger pursuant to the DGCL, Cogent will hold a special meeting of its stockholders as soon as practicable following the expiration of the Offer for the purpose of adopting the Merger Agreement. 3M and Purchaser have agreed that, at the special meeting, all of the Shares acquired pursuant to the Offer or otherwise owned by 3M or any of its direct or indirect subsidiaries will be voted in favor of the Merger.

        The Merger Agreement further provides that, notwithstanding the foregoing, if following consummation of the Offer, any subsequent offering period, or the exercise of the top-up option, 3M and Purchaser (together with any other direct or indirect subsidiaries of 3M) hold in the aggregate at least 90 percent of the outstanding shares of each class of capital stock of Cogent, each of 3M, Purchaser and Cogent will take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after consummation of the Offer, as a short-form merger pursuant to Section 253 of the DGCL without a meeting of the stockholders of Cogent.

        Charter, Bylaws, Directors and Officers.    At the Effective Time, the certificate of incorporation of Cogent will be amended to conform to Exhibit B of the Merger Agreement. Also at the Effective Time, the bylaws of Cogent will be amended to read as the bylaws of Purchaser as in effect immediately prior to the Effective Time, except that such bylaws will be amended to reflect that the name of the surviving corporation which will be Cogent, Inc. The directors and officers of Purchaser immediately prior to the Effective Time will be the initial directors and officers of Cogent as the surviving corporation.

        Conversion of Shares.    Each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of Cogent, owned by 3M or any direct or indirect wholly-owned subsidiary of 3M or Cogent, or held by stockholders who properly exercise appraisal rights under Delaware law) will, by virtue of the Merger and without any action on the part of the holder, be converted at the Effective Time into the right to receive from the Purchaser the Merger Consideration, payable to such holder upon surrender of the certificate formerly representing such Shares, without interest and less any required withholding taxes. At the Effective Time, each Share held in the treasury of Cogent and each Share owned by 3M or any direct or indirect wholly-owned subsidiary of 3M or Cogent will be canceled, and no payment or distribution will be made with respect to such Shares. At the Effective Time, each share of Purchaser's common stock issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock of the surviving corporation. The Shares of stockholders who properly exercise their appraisal rights shall not be converted into the right to receive the Merger Consideration, but rather the holders of such Shares shall be entitled to be paid the fair value of their shares in accordance with Section 262 of the DGCL.

        Treatment of Equity Awards.    The Merger Agreement provides that the Cogent Board shall take such action so that, at the Effective Time, and without any action on the part of any holder of any outstanding option, whether vested or unvested, exercisable or unexercisable, each option that is outstanding and unexercised immediately prior thereto shall vest and become fully exercisable in accordance with the terms and conditions of the applicable Stock Plan (as defined in the Merger Agreement) under which such option was granted and the applicable stock option agreement for such option and each holder of an option will be entitled to receive an amount equal to the excess, if any, of the Offer Price, without interest, over the exercise price per Share of such option, less any required withholding taxes. If the exercise price per share of any option equals or exceeds the Merger Consideration, such amount shall be zero.

        The Merger Agreement further provides that the Cogent Board shall take such action so that, at the Effective Time, each restricted stock unit that is outstanding under any Stock Plan immediately prior to the Effective Time, whether or not then vested or earned, shall without any action on the part of the holder thereof, immediately prior to the Effective Time be vested and settled for Shares, each of which Shares will thereafter solely represent the right to receive from the Purchaser the Merger Consideration.

        Representations and Warranties.    In the Merger Agreement, Cogent has made customary representations and warranties to 3M and Purchaser with respect to, among other matters, organization and qualification, capitalization, authority, the vote of Cogent's stockholders required to approve the Merger, consents and approvals, its compliance with law, subsidiaries, permits, public filings, financial statements, the absence of any Company Material Adverse Effect (as defined below), litigation, employee benefit plans, labor and employment matters, insurance, properties, tax matters, information to be included in this Offer to Purchase, the Schedule 14D-9 and any other ancillary documents related to the Offer (collectively, the "Offer Documents") and in any proxy or information statement to be sent to stockholders in connection with the Merger, intellectual property, environmental matters, material contracts, affiliate transactions, anticorruption, the opinion of Credit Suisse, and brokers' fees. Each of 3M and Purchaser has made customary representations and warranties to Cogent with respect to, among other matters, organization and qualification, authority, consents and approvals, litigation, information to be included in the Schedule 14D-9, the Offer Documents and Information Statement, brokers' fees, Section 203 of the DGCL, and financing.

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  As defined in the Merger Agreement, and for purposes of the Offer, "Company Material Adverse Effect" means any event, condition, change, occurrence or development of a state of circumstances that, individually or when taken together with all other events, conditions, changes, occurrences or developments of a state of circumstances that exist at the date of determination, has a material adverse effect on (i) the business, operations, assets, liabilities, financial condition or results of operations of Cogent and its subsidiaries considered as a single enterprise or (ii) the ability of Cogent to perform its obligations under the Merger Agreement or to consummate the Transactions; provided, however, that Company Material Adverse Effect for the purposes of clause (i) shall not include any event, condition, change, occurrence or development of a state of circumstances attributable to or resulting from the following:

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    (A) general political, economic or market conditions or general changes or developments in the industry in which the Cogent and each of its subsidiaries operates to the extent such conditions do not have a materially disproportionate effect on Cogent and its subsidiaries considered as a single enterprise, relative to other companies operating in such industry,

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    (B) acts of terrorism or war (whether or not declared) or natural disasters,

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    (C) the announcement or pendency of the Offer, Merger and the other transactions contemplated by the Merger Agreement and the Voting and Tender Agreement,

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    (D) changes in applicable Law or any applicable accounting regulations or principles or the interpretations thereof to the extent that such conditions do not have a materially disproportionate effect on Cogent and its subsidiaries considered as a single enterprise, relative to other companies operating in its industry,

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    (E) changes in the price or trading volume of Cogent's stock, in and of itself (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such change in market price or trading volume shall not be excluded under this proviso),

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    (F) any failure by Cogent to meet public or internal revenue, earnings or other projections, in and of itself (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such failure to meet published revenue, earnings or other projections shall not be excluded under this proviso) or

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    (G) the taking of any action required by the Merger Agreement or the failure to take any action prohibited by the Merger Agreement.

  Covenants

        Conduct of Business.    The Merger Agreement obligates Cogent and its wholly-owned subsidiaries, from the date of the Merger Agreement until the Effective Time, to conduct their operations according to their ordinary and usual course of business consistent with past practices, and to use commercially reasonable efforts to maintain and preserve intact their business organizations. The Merger Agreement also contains specific restrictive covenants as to certain activities of Cogent prior to the Effective Time, which provide that Cogent will not take certain actions without the prior written consent of 3M (not to be unreasonably withheld or delayed) including, among other things and subject to certain exceptions and materiality thresholds, acquiring or selling material assets or entering into, terminating, canceling or materially modifying commitments, transactions, lines of business or other agreements material to Cogent's business, changing Cogent's material operating policies, making material acquisitions, amending Cogent's certificate of incorporation or bylaws, declaring or paying any dividends, reclassifying or redeeming its securities, issuing or selling its securities or granting options, incurring any indebtedness or making any loans, entering into or amending any employment, severance or similar agreements, entering into any collective bargaining agreement, making any changes in tax reporting or accounting methods, commencing or settling litigation, paying or discharging liabilities, authorizing or making any capital expenditures, entering into any new licenses other than non-exclusive licenses, entering into non-competition agreements, making any investments other than as specified in the Company Disclosure Letter (as defined in the Merger Agreement) or agreeing to take any of the foregoing actions.

        No Solicitation.    In the Merger Agreement, Cogent has agreed not to, and to cause its subsidiaries, officers, directors and employees not to, and to not authorize or permit any of its representatives and agents to, directly or indirectly, until the Effective Time: (a) solicit, initiate, or knowingly encourage the submission of, any Takeover Proposal (as defined below), (b) participate or engage in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or knowingly take action to facilitate any such Takeover Proposal or (c) unless the Cogent Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties to its stockholders and solely to the extent necessary to permit such third party to submit a Takeover Proposal to the Cogent Board, release any third party from any confidentiality or standstill agreement to which Cogent is a party, fail to reasonably enforce or grant any material waiver, request or consent to any Takeover Proposal under any such confidentiality agreement. Cogent further agreed to terminate any existing discussions or negotiations with any persons with respect to any Takeover Proposal conducted by it, its subsidiaries or its representatives prior to the date of the Merger Agreement and to instruct the return or destruction of all confidential information provided by or on behalf of Cogent to any person who executed a confidentiality agreement relating to a Takeover Proposal prior to the date of the Merger Agreement.

        Notwithstanding the foregoing, if, prior to the acceptance for payment of Shares, in response to an unsolicited written Takeover Proposal from a third party that the Cogent Board determines in good faith (after consultation with its financial advisors and outside legal counsel) is, or would reasonably be expected to result in or lead to, a Superior Proposal (as defined below) and that the failure to take such action would be inconsistent with its fiduciary duties, Cogent and its representatives may, subject to giving 3M at least twenty-four hours prior written notice (which notice shall contain the identity of the person making such Takeover Proposal and a description of the material terms and conditions pertinent thereto), (i) furnish information with respect to Cogent to the person making such Takeover Proposal and its representatives pursuant to a confidentiality agreement which, to the extent such confidentiality agreement is entered after the date of the Merger Agreement, contains terms no less favorable to Cogent than the terms of the confidentiality agreement entered into with 3M (except for an additional provision that expressly permits Cogent to comply with the provisions of Section 6.8 of the Merger Agreement), provided, that a copy of all such information is delivered simultaneously to us to the extent it has not previously been so furnished to us and (ii) engage in such negotiations or discussions with the third party that made such Takeover Proposal as the Cogent Board shall determine (including solicitation of a revised Takeover Proposal from such third party).

        The Merger Agreement provides that, except as described below, Cogent may not (i) withdraw, qualify, modify, change or amend (or propose publicly to withdraw, qualify, modify, change or amend) in any manner adverse to 3M or Purchaser (including pursuant to the Schedule 14D-9, Proxy Statement or any amendment thereto) the Company Recommendation (ii) approve or recommend (or propose publicly to approve or recommend) a Takeover Proposal (any of the foregoing in clause (i) or (ii), a "Company Change in Recommendation") or (iii) enter into any agreement, agreement-in-principle or letter of intent with respect to, or accept, any Takeover Proposal.

        Notwithstanding the provisions described in the immediately preceding paragraph, at any time prior to the Acceptance Time, the Cogent Board (or the applicable committee thereof) may (i) make a Company Change in Recommendation in the absence of a Takeover Proposal if a material event or change in circumstances has occurred after the date of the Merger Agreement and the Cogent Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties and/or (ii) if the Cogent Board (or the applicable committee thereof) has received a Takeover Proposal (that has not been withdrawn) that constitutes a Superior Proposal, terminate the Merger Agreement as permitted under the Merger Agreement to authorize and allow Cogent to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal. Prior to the Cogent Board taking any action contemplated by (ii) above, the Cogent Board shall have:

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  (A) provided to us prompt written notice advising us of the decision of the Cogent Board to take such action and the reasons therefor, including the material terms and conditions of the Takeover Proposal;

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  (B) given us five business days after delivery of such notice to propose revisions to the terms of the Merger Agreement (or make another proposal) and if we propose to revise the terms of the Merger Agreement or make another proposal, Cogent shall have, during such period, negotiated in good faith with us with respect to such proposed revisions or other proposal (it being agreed that any material changes to any Takeover Proposal shall require a new notice and a new five business day period for negotiations); and

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  (C) the Cogent Board shall have determined in good faith, after considering the results of such negotiations and giving effect to the proposals made by us, if any, that such Takeover Proposal constitutes a Superior Proposal and that the failure to take such action would be inconsistent with its fiduciary duties.

        Notwithstanding the foregoing, nothing contained in the Merger Agreement shall prohibit Cogent or the Cogent Board from (i) taking and disclosing to the Cogent stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e 2(a) promulgated under the Exchange Act or Item 1012(a) of Regulation M-A or (ii) making any disclosure to the Cogent stockholders, if in the good faith judgment of the Cogent Board (after consultation with outside counsel), failure to do so would be inconsistent with its obligations under applicable Law (as defined in the Merger Agreement) (including the Cogent Board's duties of good faith and candor to the stockholders) subject to compliance with any applicable requirements of the Merger Agreement.

        Under the Merger Agreement: "Takeover Proposal" means any inquiry, proposal or offer from any Person or "group" (as defined under Section 13(d) of the Exchange Act) (other than us or any of our affiliates) relating to any acquisition, merger, consolidation, reorganization, share exchange, recapitalization, liquidation, dissolution, direct or indirect business combination, asset acquisition, exclusive license, tender or exchange offer or other similar transaction involving Cogent or any of its subsidiaries of (A) the assets or businesses that constitute or represent 15% or more of the total revenue, operating income, research and development budget, or assets of Cogent and its subsidiaries, taken as a whole, or (B) 15% or more of the outstanding Shares or any other Cogent capital stock or capital stock of, or other equity or voting interests in, any Cogent subsidiary directly or indirectly holding, individually or taken together, the assets or business referred to in clause (A) above, in each case other than the Offer, Merger and the other transactions contemplated by the Merger Agreement and the Voting and Tender Agreement; and "Superior Proposal" means any bona fide written offer in respect of a Takeover Proposal received by Cogent after the date of the Merger Agreement and not in breach of the Merger Agreement (provided, that for the purposes of this definition all references to 15% in the definition of Takeover Proposal shall be "majority") on terms that the Cogent Board determines in its good faith judgment (after consultation with a financial advisor and outside legal counsel), taking into account all relevant factors, including the price, form of consideration, closing conditions, the ability to finance the proposal and other aspects of the proposal that the Cogent Board deems relevant, (A) would, if consummated, result in a transaction that is more favorable to its stockholders than the Offer, Merger and the other transactions contemplated by the Merger Agreement and the Voting and Tender Agreement; (including the terms of any binding proposal made by us to modify the terms of the transactions contemplated by the Merger Agreement) and (B) is reasonably capable of being completed on the terms proposed.

        Employee Matters.    In the Merger Agreement, we have agreed with Cogent that for the twelve month period following the Effective Time, we will cause the surviving corporation to maintain for the individuals employed by Cogent on the date of the Merger Agreement ("Current Employees") employee benefits no less favorable than those benefits provided under Cogent's employee benefit plans in effect on the date of the Merger Agreement.

        Services rendered by Current Employees to Cogent prior to the Effective Time will be taken into account by the employee benefit plans of 3M, its subsidiaries and the surviving corporation in which such Current Employees participate in the same manner as such services were taken into account by Cogent, for vesting and eligibility purposes, under such employee benefit plans.

        The Merger Agreement further provides that the foregoing obligations shall not prevent the amendment or termination of any employee benefit plan of Cogent or limit the right of 3M, Purchaser, the surviving corporation or any of their subsidiaries to terminate the employment of any Current Employees, and that the applicable provisions of the Merger Agreement are not intended to confer on any person other than the parties to the Merger Agreement any rights or remedies, with the exception of the treatment of existing options and restricted stock units as described above.

        Indemnification and Insurance.    In the Merger Agreement, 3M and Purchaser have agreed that the certificate of incorporation and bylaws of the surviving corporation in the Merger will contain provisions no less favorable with respect to indemnification and exculpation from liabilities of the present and former directors, officers and employees of Cogent than those in effect as of the date of the Merger Agreement.

        The Merger Agreement further provides that Cogent shall maintain its officers' and directors' liability insurance policies, in effect on the date of the Merger Agreement (the "D&O Insurance"), but only to the extent related to actions or omissions prior to the Effective Time. Cogent may cause coverage to be extended by obtaining a six-year "tail" policy on terms and conditions no less advantageous than the D&O Insurance to satisfy this insurance obligation. Under the terms of the Merger Agreement, such insurance coverage is required to be maintained only to the extent that the coverage can be maintained at an aggregate cost of not greater than 300 percent of the current annual premium for Cogent's directors' and officers' liability insurance policies.

        Reasonable Best Efforts.    The Merger Agreement provides that, subject to its terms and conditions, each of Cogent, Purchaser and 3M will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including (i) obtaining all consents, approvals, authorizations and actions or nonactions required for or in connection with the consummation by the parties of the Offer, the Merger and the other transactions, (ii) the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, a governmental authority, (iii) the obtaining of all necessary consents from third parties, (iv) contesting and resisting of any action, including any administrative or judicial action, and seeking to have vacated, lifted, reversed or overturned, any judgment (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Offer, the Merger or the other transactions and (v) the execution and delivery of any additional instruments necessary to consummate the transactions and to fully carry out the purposes of the Merger Agreement.

        Pursuant to the Merger Agreement, Cogent, Purchaser and 3M have agreed to use their respective reasonable best efforts to respond promptly to any requests for additional information made by the Federal Trade Commission ("FTC") or the Department of Justice ("DOJ"), and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing. Cogent, Purchaser and 3M have agreed not to extend directly or indirectly any waiting period under the HSR Act or enter into any agreement with a governmental authority to delay or not to consummate the Offer, the Merger and the other transactions, except with the prior written consent of the other parties to the Merger Agreement. Cogent, Purchaser and 3M have also agreed to (i) promptly notify each other of any written communication from any governmental authority and to cooperate in responding to such communication, and (ii) subject to confidentiality restrictions, provide one another with copies of all correspondence, filings and written communications with governmental authorities relating to the transactions contemplated by the Merger Agreement.

        However, this obligation does not require us to and Cogent has agreed not to cause its subsidiaries to agree (i) to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Shares), or to divest, dispose of or hold separate any securities or all or a portion of their respective businesses, assets or properties or of the business, assets or properties of Cogent or any of its subsidiaries or (ii) to limit in any manner whatsoever the ability of such entities (A) to conduct their respective businesses or own such assets or properties or to conduct the businesses or own the properties or assets of Cogent and any subsidiary or (B) to control their respective businesses or operations or the businesses or operations of Cogent and any subsidiary.

        Takeover Laws.    Cogent has agreed to take, upon our request, all reasonable steps to exclude the applicability of any "moratorium," "control share acquisition," "business combination," "fair price" or other anti-takeover laws and if any such anti-takeover law becomes applicable to the transaction to take all actions necessary so that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable.

        Notification of Certain Matters.    Cogent has agreed to give reasonably prompt notice to 3M, and 3M has agreed to give reasonably prompt notice to Cogent, upon obtaining knowledge of the occurrence or non-occurrence of any event which is reasonably likely to result in the failure of such party to comply with or satisfy any condition of the Offer.

        Approval of Compensation Actions.    The Merger Agreement provides that, prior to the Acceptance Time, the compensation committee of the Cogent Board shall take all such actions as may be required to approve, as an employment compensation, severance or other employee benefit arrangement in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto, any and all Company Arrangements (as defined in the Merger Agreement) entered into prior to the Acceptance Time that have not already been so approved.

        Conditions to Consummation of the Merger.    Pursuant to the Merger Agreement, our and Cogent's obligations to consummate the Merger are subject to the satisfaction or waiver, where permissible, at or prior to the Effective Time, of the following conditions: (a) unless the Merger is consummated as a short-form merger, the agreement of merger contained in the Merger Agreement shall have been adopted by the affirmative vote of the holders of at least a majority of the issued and outstanding Shares, (b) the waiting period applicable to the Merger under the HSR Act (as defined below) shall have been terminated or shall have expired and the clearances, consents, approvals or authorizations applicable to the Merger under Austrian antitrust competition laws shall have been obtained from the relevant Austrian authorities, (c) no judgment, ruling, order, writ, injunction or decree issued by a court of competent jurisdiction or any statute, law, ordinance, rule or regulation or other legal restraint or prohibition of any governmental authority shall be in effect that would make the Merger illegal or otherwise prevent the consummation thereof provided that the party seeking to assert this condition shall have used those efforts required under the Merger Agreement to resist, lift or resolve such judgment, ruling, order, writ, injunction or decree, statute, law, ordinance, rule or regulation or other legal restraint or prohibition, and (d) Purchaser shall have accepted for purchase Shares validly tendered (and not withdrawn) pursuant to the Offer.

        Termination.    The Merger Agreement provides that it may be terminated, and the Offer and Merger may be abandoned, at any time prior to the Effective Time, whether before or after the Merger Agreement has been adopted by the Cogent stockholders:

          (a)   by mutual written consent of us and Cogent;

          (b)   by either us or Cogent, if (i) Purchaser has not accepted for payment and paid for the Shares pursuant to the Offer by December 30, 2010, or (ii) the Offer is terminated or withdrawn pursuant to its terms and the terms of the Merger Agreement without any Shares being purchased. However, termination as described in this subparagraph (b) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under the Merger Agreement caused or resulted in such events;

          (c)   by either us or Cogent, if any judgment issued by a court of competent jurisdiction or by a governmental authority, or law or other legal restraint or prohibition of any governmental authority prohibiting the Offer or the Merger is in effect and has become final and non-appealable; provided that termination as described in this subparagraph (c) shall not be available to any party unless such party shall have used its commercially reasonable efforts to resist, lift or resolve any such judgment, law or other legal restraint or prohibition;

          (d)   by us prior to the acceptance of Shares for payment in the Offer, if (i) the Cogent Board or any committee thereof has taken any action adverse to 3M or Purchaser with respect to Cogent's recommendation of the Merger Agreement, (ii) the Cogent Board has failed to reconfirm the Company Recommendation (as described above under "Representations and Warranties") promptly and in any event within ten business days following our request to do so; or (iii) if Cogent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would give rise to the failure of any of the conditions described below in Section 13—"Conditions of the Offer" and is incapable of being cured or has not been cured by Cogent within 15 calendar days after written notice has been given by us of such breach or failure to perform; or

          (e)   by Cogent, if (i) prior to the acceptance of Shares for payment in the Offer, the Cogent Board has effected a Company Change in Recommendation in response to a Superior Proposal (as defined above under "Non Solicitation") pursuant to and in compliance with the Merger Agreement in order to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and concurrently with such termination pays to 3M in immediately available funds the Termination Fee (as described below); or (ii) 3M has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform has had or would reasonably be expected to have a material adverse effect on the ability of 3M or Purchaser to perform its obligations under the Merger Agreement or consummate the Offer and related transactions and is incapable of being cured or has not been cured by 3M within 15 calendar days after written notice has been given by Cogent of such breach or failure to perform.

        Fees and Expenses.    Except as described below with respect to the Termination Fee, each party will bear its own expenses in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer, other than the payment of any applicable filing fee in connection with the HSR Act or other applicable antirust laws, which will be paid by us.

        As described in greater detail below, in the event that the Merger Agreement is terminated under certain circumstances described under "Termination" above, Cogent has agreed to pay 3M a termination fee of $28,300,000 (the "Termination Fee"). Cogent has agreed to pay to us the Termination Fee if the Merger Agreement is terminated (a) under the circumstances described above in subparagraph (e)(i) under "Termination", (b) under the circumstances described above in subparagraph (d) under "Termination"(other than pursuant to clause (iii)) , provided that in the event the termination right arises from Cogent's failure to reconfirm the Company Recommendation promptly as described above in subparagraph (d)(ii), the Termination Fee shall only be payable if we terminate the Agreement within 10 days of such failure and (c) under the circumstances described above in subparagraph (b) under "Termination" if such termination is as a result of a failure of the Minimum Tender Condition to be satisfied at the scheduled expiration of the Offer and (x) at any time on or after the date hereof and prior to such termination a Takeover Proposal shall have been made to the Cogent Board or publicly announced and in each case not withdrawn prior to such termination and (y) within nine months after the date of such termination, Cogent enters into a letter of intent or contract with respect to, or consummates, any transaction specified in the definition of "Takeover Proposal" as defined under "Non Solicitation" above.

        Amendment.    The Merger Agreement may be amended by the parties, by an instrument in writing signed on behalf of each of the parties, at any time (subject, in the case of Cogent, to an amendment requiring the approval of the Independent Directors as described under "Directors" above) before or after approval of the Merger Agreement and the transactions by our board of directors or the Cogent Board, but after adoption of the Merger Agreement by the Cogent stockholders, no amendment may be made for which the DGCL requires the further approval of the Cogent stockholders without such further approval.

        Waiver.    At any time prior to the Effective Time, any party to the Merger Agreement (subject, in the case of Cogent, to certain actions requiring the approval of the Independent Directors, as described under "Directors" above) any failure of any of the parties to comply with any obligation, covenant, agreement or condition contained in the Merger Agreement may be waived by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

        Confidentiality Agreement.    Prior to entering into the Merger Agreement, Cogent and 3M entered into a non-disclosure agreement on July 31, 2008 which was amended on May 31, 2010 (as amended, the "Confidentiality Agreement"). As a condition to being furnished confidential information of the other party, in the Confidentiality Agreement, each of 3M and Cogent agreed, among other things, to keep such confidential information confidential and to use it only for specified purposes. The foregoing summary is qualified in its entirety by reference to the complete text of the Confidentiality Agreement, which is filed as Exhibit (d)(3) to the Schedule TO and is incorporated herein by reference.

        Voting and Tender Agreement.    3M, Purchaser, Mr. Ming Hsieh, Chief Executive Officer of Cogent, and certain entities controlled by Mr. Hsieh, in their capacity as stockholders of Cogent, entered into a Voting and Tender Agreement, dated as of August 29, 2010 (the "Voting and Tender Agreement"). The outstanding Shares subject to the Voting and Tender Agreement represented, as of August 29, 2010, approximately 39% of the total outstanding Shares. Pursuant to the Voting and Tender Agreement, the stockholder signatories agreed, among other things, subject to the termination of the Voting and Tender Agreement to (a) tender in the Offer (and not to withdraw) all Shares beneficially owned or thereafter acquired by them, (b) vote such Shares in support of the Merger in the event stockholder approval is required to consummate the Merger pursuant to Section 251 of the DGCL and against any competing transaction, (c) appoint us as their proxy to vote such shares in connection with the Merger Agreement, and (d) not otherwise transfer any of their Shares. In addition, each such stockholder has granted 3M an option to acquire such Shares at the Offer Price in the event that we acquire Shares in the Offer but the Shares subject to the Voting and Tender Agreement are not tendered or are withdrawn from the Offer. We can exercise such option within 10 days following the date when it first becomes exercisable, provided that the Voting and Tender Agreement has not been terminated. The Voting and Tender Agreement will terminate upon the earliest of (x) the termination of the Merger Agreement, (y) the Effective Time, and (z) any reduction in the Offer Price or the Merger Consideration or waiver or amendment of the Minimum Tender Condition. In addition, upon a Company Change in Recommendation under and in compliance with the Merger Agreement (except for a Company Change in Recommendation effected pursuant to Section 6.8(d)(i) of the Merger Agreement), the provisions in (a), (b) and (c) above shall not apply for so long as such Company Change in Recommendation shall remain in effect. If the Cogent Board withdraws the Company Change in Recommendation and renews the Company Recommendation, the provisions in (a), (b) and (c) above will remain in full force and effect.

        Executive Compensation Arrangements.    Concurrently with execution of the Merger Agreement, we have entered into retention agreements with eight senior employees (each, a "Retention Agreement"), including four executive officers, to provide services to Cogent through two years following the first day of the first calendar quarter beginning after the Effective Date (the "Commencement Date" and, such two-year period, the "Transition Period"). These letter agreements are effective at the Acceptance Time and contingent upon the completion of the Merger. The four executive officers, and their titles, are: Mr. Ming Hsieh, President and Chief Executive Officer; Mr. Paul Kim, Chief Financial Officer; Mr. Michael Hollowich, Executive Vice President, Operations; and Mr. James Jasinski, who is currently Executive Vice President, Federal and State Systems.

        Under Mr. Hsieh's Retention Agreement, Mr. Hsieh is entitled to receive a retention bonus of $153,000, payable in two installments such that one-third of this amount is payable on the first anniversary of the Commencement Date and the remaining amount is payable on the second anniversary of the Commencement Date, contingent upon his continued employment with the surviving corporation through each such date. If Mr. Hsieh's employment with the Surviving Corporation ends before the end of the Transition Period due to the surviving corporation's termination of Mr. Hsieh's employment without cause or his death or disability, Mr. Hsieh is entitled to receive the remaining unpaid portion of the retention bonus, contingent upon the execution of a release of claims in a form acceptable to Cogent and 3M and such release having become effective, enforceable and irrevocable. In addition, Mr. Hsieh has agreed not to engage in a competitive business (as defined in the Retention Agreement) with the surviving corporation or solicit or assist any other person in soliciting any employee or former employee who was employed by Cogent within six months prior to the Acceptance Time for a five year period following the Acceptance Time.

        Under Mr. Kim's Retention Agreement, Mr. Kim is entitled to receive a retention bonus of $153,000, payable in two installments such that one-third of this amount is payable on the first anniversary of the Commencement Date and the remaining amount is payable on the second anniversary of the Commencement Date, contingent upon his continued employment with the surviving corporation through each such date. If Mr. Kim's employment with the surviving corporation ends before the end of the Transition Period due to the surviving corporation's termination of Mr. Kim's employment without cause or his death or disability, Mr. Kim is entitled to receive the remaining unpaid portion of the retention bonus, contingent upon the execution of a release of claims in a form acceptable to Cogent and 3M and such release having become effective, enforceable and irrevocable. In addition, Mr. Kim has agreed not to engage in a competitive business (as defined in the Retention Agreement) or solicit or assist any other person in soliciting any employee or former employee who was employed by Cogent within six months prior to the Acceptance Time for a two-year period following the Acceptance Time. However, in the event that Mr. Kim's employment is terminated without cause and the non-competition provisions prevent Mr. Kim from accepting employment with a competitive business, 3M will pay Mr. Kim his monthly base salary in effect immediately prior to the date of termination during the remainder of the restricted period he remains unemployed. In the event that Mr. Kim's employment with the surviving corporation ends before the end of the Transition Period for any reason other than Mr. Kim's death or disability or a termination of Mr. Kim's employment by the surviving corporation without cause, any unpaid amounts of Mr. Kim's retention bonus will be forfeited.

        Under Mr. Jasinski's Retention Agreement, Mr. Jasinski is eligible to receive between $36,000 and $90,000 following his continued employment through December 31, 2011 and between $72,000 and $126,000 following his continued employment through December 31, 2012, such amount to depend on the total revenues achieved by the surviving corporation during calendar years 2011 and 2012. If Mr. Jasinski's employment with the surviving corporation ends before the end of the Transition Period due to the surviving corporation's termination of Mr. Jasinski's employment without cause or his death or disability, Mr. Jasinski is entitled to receive the unpaid portion of the retention bonus, contingent upon the execution of a release of claims in a form acceptable to Cogent and 3M and such release having become effective, enforceable and irrevocable. In addition, Mr. Jasinski has agreed not to engage in a competitive business or solicit or assist any other person in soliciting any employee or former employee who was employed by Cogent within six months prior to the Acceptance Time for a two-year period following the Acceptance Time. However, in the event that Mr. Jasinski's employment is terminated without cause and the non-competition provisions prevent Mr. Jasinski from accepting employment with a competitive business (as defined in the Retention Agreement), 3M will pay Mr. Jasinski his monthly base salary in effect immediately prior to the date of termination during the remainder of the restricted period he remains unemployed. In the event that Mr. Jasinski's employment with the surviving corporation ends before the end of the Transition Period for any reason other than Mr. Jasinski's death or disability or a termination of Mr. Jasinski's employment by the surviving corporation without cause, any unpaid amounts of Mr. Jasinski's retention bonus will be forfeited.

        Under Mr. Hollowich's Retention Agreement, Mr. Hollowich is eligible to receive between $36,000 and $90,000 following his continued employment through December 31, 2011 and between $72,000 and $126,000 following his continued employment through December 31, 2012, such amount to depend on the total revenues achieved by the surviving corporation during calendar years 2011 and 2012. If Mr. Hollowich's employment with the surviving corporation ends before the end of the Transition Period due to the surviving corporation's termination of Mr. Hollowich's employment without cause or his death or disability, Mr. Hollowich is entitled to receive the unpaid portion of the retention bonus, contingent upon the execution of a release of claims in a form acceptable to Cogent and 3M and such release having become effective, enforceable and irrevocable. In addition, Mr. Hollowich has agreed not to engage in a competitive business or solicit or assist any other person in soliciting any employee or former employee who was employed by Cogent within six months prior to the Acceptance Time for a two-year period following the Acceptance Time. However, in the event that Mr. Hollowich's employment is terminated without cause and the non-competition provisions prevent Mr. Hollowich from accepting employment with a competitive business (as defined in the Retention Agreement), 3M will pay Mr. Hollowich his monthly base salary in effect immediately prior to the date of termination during the remainder of the restricted period he remains unemployed. In the event that Mr. Hollowich's employment with the surviving corporation ends before the end of the Transition Period for any reason other than Mr. Hollowich's death or disability or a termination of Mr. Hollowich's employment by the surviving corporation without cause, any unpaid amounts of Mr. Hollowich's retention bonus will be forfeited.

        The terms of Mr. Kim's existing employment agreement provide that Mr. Kim is eligible for severance pay of up to one year of his annual salary if he terminates his employment for any reason within 30 days following a Control Event, including the Merger. For purposes of Mr. Kim's employment agreement, a "Control Event" is (a) a sale of substantially all of Cogent's assets to a natural person not currently affiliated, directly or indirectly, with Cogent or to an entity in which at least 50% of the voting power is held by a person or persons who are not shareholders of Cogent immediately prior to the consummation of such transaction (such natural person or entity, a

"Non-Affiliate"), (b) a sale or transfer, by Cogent or any of its shareholders, to a Non-Affiliate of shares of capital stock or other securities having at least 50% of our voting power following such sale, or (c) a consolidation, merger or other reorganization involving Cogent in which the surviving corporation, whether or not Cogent, is a Non-Affiliate, in each case in a single transaction or a series of related transactions, other than a public offering of such capital stock pursuant to a registration statement declared effective by the SEC. In connection with the transactions contemplated by the Merger Agreement, Cogent has amended Mr. Kim's employment agreement, to include a requirement that separation payments made to Mr. Kim be delayed for at least 18 months and to make certain other changes required to ensure that the agreement is compliant with Section 409A of the Code. Additionally, the period following a Control Event during which Mr. Kim can unilaterally terminate his employment and receive one year of base salary continuation has been extended from 30 days to 270 days. Pursuant to the terms of the Merger Agreement, we are obligated to honor Mr. Kim's employment agreement; in the event that Mr. Kim does not exercise his right to terminate his employment within 270 days following the effectiveness of the Merger, he will continue to have the right to receive severance under a subsequent Control Event.

        Effects of Inability to Consummate the Merger.    If, following the consummation of the Offer, the Merger is not consummated for any reason (see above—"The Merger Agreement—Conditions to Consummation of the Merger"), 3M, which owns 100 percent of the common stock of Purchaser, will indirectly control the Shares acquired by Purchaser pursuant to the Offer, as well as any other Shares held by 3M or its subsidiaries. Under the Merger Agreement, promptly following payment by Purchaser for Shares purchased pursuant to the Offer, and from time to time thereafter, subject to Section 14(f) of the Exchange Act and applicable Nasdaq rules and regulations regarding director independence, Cogent has agreed to take all actions necessary to cause a pro rata portion (based on the percentage of outstanding shares acquired by Purchaser) of the directors of Cogent to consist of persons designated by Purchaser (see above—"The Merger Agreement—Directors"). As a result of its ownership of such Shares and right to designate nominees for election to the Cogent Board, 3M indirectly will be able to influence decisions of the Cogent Board and the decisions of Purchaser as a stockholder of Cogent. This concentration of influence in one stockholder may adversely affect the market value of the Shares.

        If we control more than 50 percent of the outstanding Shares following the consummation of the Offer but the Merger is not consummated, stockholders of Cogent, other than those affiliated with 3M, will lack sufficient voting power to elect directors or to cause other actions to be taken which require majority approval.

12.  Source and Amount of Funds

        3M, the ultimate parent company of Purchaser, will provide Purchaser with sufficient funds to pay for all Shares accepted for payment in the Offer or to be acquired in the Merger. We estimate that the total amount of funds necessary to purchase all outstanding shares of Cogent pursuant to the Offer and the Merger and to pay customary fees and expenses in connection with the Offer and the Merger and the related transactions will be approximately $951 million, which will be used to pay stockholders of Cogent and holders of Cogent's other equity-based interests. We expect to fund all these payments through a loan from 3M to Purchaser, which 3M will provide from cash on hand and/or cash generated from general corporate activities, including the issuance of commercial paper in the ordinary course of business. The Offer is not conditioned upon any financing arrangements.

13.  Conditions of the Offer

        Notwithstanding any other term of the Offer but subject to the terms set forth in the Merger Agreement, we are not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to our obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer and, only after complying with any obligation to extend the Offer pursuant to the Merger Agreement, may terminate the Offer, if:

  (i)
  there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which would represent at least a majority of the issued and outstanding Shares on a fully diluted basis assuming the issuance of all shares that may be issued upon the vesting of outstanding restricted stock units, plus shares issuable upon the exercise of all outstanding options with an exercise price per share less than the Offer Price (the "Minimum Tender Condition");

  (ii)
  the waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares pursuant to the Offer shall not have expired or been terminated and we have received requisite regulatory approval under the antitrust laws of Austria (the "Antitrust Condition");

  (iii)
  any of the following conditions shall exist at the time of expiration of the Offer or immediately prior to such payment:

  A.
  any judgment, ruling, order, writ, injunction, or decree issued by a court of competent jurisdiction or by a governmental authority, or any statute, law, ordinance, rule or regulation shall be in effect that would (1) make the Offer or the Merger illegal, (2) otherwise prevent the consummation thereof or (3) impose any material limitations on our ownership or operation (or any of our subsidiaries) of all or any material portion of our businesses or assets, Cogent or any of their respective subsidiaries, or to compel 3M, Cogent or any of their respective subsidiaries to dispose of or hold separate any material portion of the businesses or assets of 3M, Cogent or any of their respective subsidiaries;

  B.
  any suit, action or proceeding shall have been commenced and be pending by any United States federal or state or foreign governmental authority of competent jurisdiction wherein a judgment, ruling, order, writ, injunction, or decree would have any of the effects referred to in paragraph (A) above;

  C.
  except as disclosed in the Available Company SEC Documents (as defined in the Merger Agreement) or the Company Disclosure Letter (as defined in the Merger Agreement), since the date of the Merger Agreement, there shall have occurred any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect;

  D.
  (1) any representation and warranty of Cogent set forth in Section 3.2, Section 3.3(a) or Section 3.3(b) of the Merger Agreement shall not be true and correct in all but de minimis respects as of the date of this Agreement and as of such time, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time) or (2) any other representation and warranty of Cogent set forth in the Merger Agreement shall not be true and correct as of the date of this Agreement and as of such time, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time), other than in the case of clause (2) for such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (it being understood that for this purpose all references to the term "Company Material Adverse Effect" and other qualifications based on the word "material," except for the reference to the term "Company Material Adverse Effect" in Section 3.6 of the Merger Agreement, shall be disregarded);

    E.
    Cogent shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Cogent to be performed or complied with by it under the Merger Agreement prior to such time;

    F.
    Cogent fails to deliver to us a certificate signed by a senior executive officer of Cogent dated the date on the which the Offer expires certifying that the conditions specified in clauses (D) and (E) of this paragraph (iii) do not exist; or

    G.
    the Merger Agreement shall have been terminated in accordance with its terms; which, in our sole and reasonable judgment, in any such case, makes it inadvisable to proceed with such acceptance for payment or payment.

        The foregoing conditions are for our sole benefit and may be waived by us in whole or in part at any time and from time to time and in our sole discretion, subject in each case to the terms of the Merger Agreement. Any reference in Exhibit A to the Merger Agreement or in the Merger Agreement to a condition or requirement being satisfied shall be deemed met if such condition or requirement is so waived. The foregoing conditions shall be in addition to, and not a limitation of our rights to extend, terminate and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement. The failure by us or any of our affiliates at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

14.  Dividends and Distributions

        The Merger Agreement provides that, from the date of the Merger Agreement to the Effective Time, Cogent shall not, and shall not permit any of its subsidiaries to, without our prior consent to, declare, set aside, make or pay any dividends or any other distribution (whether in cash, stock, property or otherwise) with respect to any of its capital stock. See Section 11—"Purpose of the Offer and Plans for Cogent; Merger Agreement—The Merger Agreement—Covenants."

15.  Certain Legal Matters

        General.    Except as otherwise set forth in this Offer to Purchase, based on our review of Cogent's publicly available SEC filings and other information regarding Cogent, we are not aware of any licenses or other regulatory permits which appear to be material to the business of Cogent and which might be adversely affected by the acquisition of Shares by us pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by us pursuant to the Offer. In addition, except as set forth below, we are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of the Shares. Should any such approval or other action be required, we currently expect that such approval or action, except as described below under "State Takeover Laws," would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it would be obtained without substantial conditions, and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Cogent's or our business or that certain parts of Cogent's or our business might not have to be disposed of or held separately. In such an event, we may not be required to purchase any Shares in the Offer. See Section 13—"Conditions of the Offer."

        Antitrust Compliance.    Under the HSR Act, and the related rules and regulations that have been issued by the FTC, certain transactions having a value above specified thresholds may not be consummated until specified information and documentary material ("Premerger Notification and Report Forms") have been furnished to the FTC and the Antitrust Division of the DOJ (the "Antitrust Division") and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to the acquisition of Shares in the Offer and the Merger.

        The purchase of Shares in the Offer cannot be completed until the expiration of a 15 calendar day waiting period following the filing by 3M, as the ultimate parent entity of Purchaser, of a Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. 3M filed the Premerger Notification and Report Forms with the FTC and the Antitrust Division in connection with the purchase of the Shares in the Offer and the Merger on September 2, 2010. The required waiting period with respect to the Offer and the Merger will expire 15 calendar days from the date such filing occurs, unless earlier terminated by the FTC or the Antitrust Division or unless the FTC or the Antitrust Division issues a request for additional information and documentary material (a "Second Request") prior to that time. If within the 15 calendar day waiting period either the FTC or the Antitrust Division were to issue a Second Request, the waiting period with respect to the Offer would be extended until 10 calendar days following the date of substantial compliance by 3M with that request, unless the FTC or the Antitrust Division terminated the additional waiting period before its expiration. After the expiration of the 10 calendar day waiting period, the waiting period could be extended only by court order or with consent of 3M. In practice, complying with a Second Request can take a significant period of time. Although Cogent is required to file certain information and documentary materials with the FTC and the Antitrust Division in connection with the Offer, neither Cogent's failure to make those filings nor a request for additional documents and information issued to Cogent from the FTC or the Antitrust Division will extend the waiting period with respect to the purchase of Shares in the Offer and the Merger. If the HSR Act waiting period expired or was terminated, completion of the Merger would not require an additional filing under the HSR Act if Purchaser owns more than 50 percent of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expired or was terminated.

        The FTC and the Antitrust Division will consider the legality under the antitrust laws of Purchaser's proposed acquisition of Cogent. At any time before or after Purchaser's acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the US federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if Shares have already been acquired, requiring disposition of such Shares, or the divestiture of substantial assets of Purchaser, Cogent, or any of their respective subsidiaries or affiliates. U.S. state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. While Purchaser and 3M believe that the consummation of the offer will not violate any antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, Purchaser may not be obligated to consummate the Offer or the Merger. See Section 13—"Conditions of the Offer."

        Other Foreign Laws.    It is a condition of our obligation to accept for payment and pay for Shares tendered pursuant to the Offer that any required approvals or consents in respect of the transactions contemplated by the Merger Agreement shall have been obtained under any applicable antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership ("Foreign Antitrust Laws"), and that any applicable waiting periods thereunder have expired or been terminated.

        Austria.    The acquisition of Shares pursuant to the Offer is also subject to review by the Federal Competition Authority ("FCA") in Austria. Pursuant to the Cartel Act, the transactions contemplated by the Merger Agreement may not be consummated unless a notification has been submitted to the FCA, and a waiting period of four (4) weeks has expired or the FCA grants clearance of the transactions contemplated by the Merger Agreement. 3M filed the notification with the FCA on September 3, 2010. Thus the waiting period will end on October 1, 2010, unless the FCA commences a second-stage investigation, in which event the waiting period may be extended for up to an additional five (5) months.

        There can be no assurance that the FCA will accept the filings, extend the deadlines or will not challenge the acquisition of the Shares on competition or other grounds or, if such a challenge is made, of the results thereof. If the FCA or any foreign governmental authority initiates an action to block the Merger and an order is issued prohibiting the consummation of the Merger, we and Cogent may not be obligated to consummate the Offer or the Merger.

        Stockholder Approval.    Cogent has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by Cogent and the consummation by Cogent of the transactions contemplated by the Merger Agreement have been duly and validly authorized by the Cogent Board, and that no other corporate proceedings on the part of Cogent are necessary to authorize the Merger Agreement or to consummate the transactions so contemplated, other than the adoption of the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in the Merger Agreement by the holders of at least a majority in voting interest of the outstanding Shares prior to the consummation of the Merger. As described below, such approval is not required if the Merger is consummated pursuant to the short-form merger provisions of the DGCL. According to Cogent's certificate of incorporation, the Shares are the only securities of Cogent that entitle the holders thereof to voting rights. If, following the purchase of Shares by Purchaser pursuant to the Offer, Purchaser and its affiliates own more than a majority of the outstanding Shares, Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder of Cogent.

        Short-Form Merger.    The DGCL provides that if a parent company owns at least 90 percent of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if as a result of the Offer, the top-up option or otherwise, Purchaser directly or indirectly owns at least 90 percent of the Shares, 3M could, and (subject to the satisfaction or waiver of the conditions to its obligations to effect the Merger contained in the Merger Agreement) is obligated under the Merger Agreement to effect the Merger without prior notice to, or any action by, any other stockholder of Cogent if permitted to do so under the DGCL. Even if we do not own 90 percent of the outstanding Shares following consummation of the Offer, we could seek to purchase additional Shares in the open market, from Cogent or otherwise in order to reach the 90 percent threshold and effect a short-form merger. The consideration per Share paid for any Shares so acquired, other than Shares acquired pursuant to the top-up option, may be greater or less than that paid in the Offer. In addition, pursuant to the terms of the Merger Agreement, following the Acceptance Time, if we acquire more than a majority but less than 90% of the Shares outstanding, we could exercise our top-up option to purchase from Cogent, subject to certain limitations, a number of additional Shares equal to the lesser of (i) the number of Shares sufficient to cause us to own one Share more than 90% of the Shares then outstanding, taking into account those Shares outstanding after the exercise of the option, calculated on a fully diluted basis, and (ii) the aggregate of the number of Shares held as treasury shares by Cogent and any wholly-owned subsidiary of Cogent and the number of authorized but unissued Shares as of immediately prior to the exercise of the top-up option. The price per Share payable under the top-up option would be equal to the Offer Price. See Section 11—"Purpose of the Offer and Plans for Cogent; Merger Agreement—The Merger Agreement—Top-Up Option."

        State Takeover Laws.    A number of states (including Delaware, where Cogent is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce.

        As a Delaware corporation, Cogent is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an "interested stockholder" (generally defined in Section 203 of the DGCL as a person beneficially owning 15 percent or more of a corporation's voting stock) from engaging in a "business combination" (as defined in Section 203 of the DGCL) with a Delaware corporation for three years following the time such person became an interested stockholder unless: (a) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (b) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 15 percent of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares), or (c) following the transaction in which such person became an interested stockholder, the business combination is (i) approved by the board of directors of the corporation and (ii) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3 percent of the outstanding voting stock of the corporation not owned by the interested stockholder.

        Cogent has represented to us in the Merger Agreement that the Cogent Board (at a meeting duly called and held) has approved, for purposes of Section 203 of the DGCL, the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and that such resolutions are sufficient to render inapplicable to us any anti-takeover laws that may purport to be applicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Voting and Tender Agreement. Purchaser has not attempted to comply with any other state takeover statutes in connection with the Offer or the Merger. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger, the Merger Agreement, the Voting and Tender Agreement or the transactions contemplated thereby, and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger or the Merger Agreement, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 13—"Conditions of the Offer."

        Appraisal Rights.    No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, each holder of Shares (the "Appraisal Shares") at the Effective Time who has neither voted in favor of the Merger nor consented thereto in writing, and who otherwise complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of the Appraisal Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for Appraisal Shares held by such holder. Unless the Delaware court in its discretion determines otherwise for good cause shown, this rate of interest will be five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time between the Effective Date and the date of payment and will be compounded quarterly.

        Any such judicial determination of the fair value of the Appraisal Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Appraisal Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Appraisal Share paid pursuant to the Offer or the per share price to be paid in the Merger. Moreover, Cogent may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Appraisal Shares is less than the price paid in the Offer and the Merger.

        The Merger Agreement provides that, in any appraisal proceeding with respect to Appraisal Shares and to the fullest extent permitted by applicable law, the fair value of the Appraisal Shares shall be determined in accordance with Section 262 of the DGCL without regard to the Top-Up Option, the Shares issued in connection with the Top-Up Option or any promissory note delivered by Purchaser to Cogent in payment for the Shares issued pursuant to the Top-Up Option.

        If any holder of Appraisal Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his, her, or its rights to appraisal as provided in the DGCL, the Appraisal Shares of such stockholder will be converted into the right to receive from Purchaser the Merger Consideration, without interest and subject to applicable withholding taxes, in accordance with the Merger Agreement. A stockholder may withdraw a demand for appraisal by delivering to Cogent a written withdrawal of the demand for appraisal and acceptance of the Merger.

        The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law which will be set forth in their entirety in the proxy statement or information statement for the Merger, unless the Merger is effected as a short-form merger, in which case they will be set forth in the notice of merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law.

        "Going Private" Transactions.    Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if (a) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination or (b) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither 3M nor Purchaser believes that Rule 13e-3 will be applicable to the Merger.

16.  Fees and Expenses

        We have retained JP Morgan to act as financial advisor in connection with the Offer for which services JP Morgan will receive customary compensation. In connection with its engagement as financial advisor, JP Morgan has agreed to act as the Dealer Manager in connection with the Offer. JP Morgan will receive reimbursement for reasonable out-of-pocket expenses and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws. In the ordinary course of business, JP Morgan and its affiliates may trade Shares for their own accounts and accounts of customers, and, accordingly, may at any time hold a long or short position in the Shares.

        We have retained the Depositary and the Information Agent in connection with the Offer. Each of the Depositary and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

        As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

        Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

17.  Miscellaneous

        We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state.

        We have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8—"Certain Information Concerning Cogent"—"Available Information."

        No person has been authorized to give any information or make any representation on our behalf not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of 3M, Purchaser, Cogent or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

Ventura Acquisition Corporation
September 10, 2010

SCHEDULE A

INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND
THE EXECUTIVE OFFICERS OF 3M AND PURCHASER

3M

        Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of 3M. Except as otherwise noted, positions specified are positions with 3M.

Name	Business Address	Principal Occupation or Employment	Citizenship
3M Board of Directors
Linda G. Alvarado	3M Center, Building 220-9E-02 St. Paul, MN 55144-1000	President and Chief Executive Officer, Alvarado Construction, Inc.	United States of America
Vance D. Coffman	3M Center, Building 220-9E-02 St. Paul, MN 55144-1000	Retired Chairman of the Board and Chief Executive Officer, Lockheed Martin Corporation Chairman of the Board, Lockheed Martin Corporation (until 2005)	United States of America
Michael L. Eskew	3M Center, Building 220-9E-02 St. Paul, MN 55144-1000	Retired Chairman of the Board and Chief Executive Officer, United Parcel Service, Inc. Chairman of the Board and Chief Executive Officer, United Parcel Service, Inc. (until 2005)	United States of America
W. James Farrell	3M Center, Building 220-9E-02 St. Paul, MN 55144-1000
Retired Chairman of the Board and Chief Executive Officer, Illinois Tool Works Inc
Chairman of the Board, Illinois Tool Works Inc. (until 2006)
		Chairman of the Board and Chief Executive Officer, Illinois Tool Works Inc. (until 2005)	United States of America
Herbert L. Henkel	3M Center, Building 220-9E-02 St. Paul, MN 55144-1000
Retired Chairman of the Board and Chief Executive Officer,
Ingersoll-Rand plc
Chairman of the Board, Ingersoll-Rand plc (until June 2010)
		Chairman of the Board and Chief Executive Officer, Ingersoll-Rand plc (until February 2010)	United States of America

Name	Business Address	Principal Occupation or Employment	Citizenship
Edward M. Liddy	3M Center, Building 220-9E-02 St. Paul, MN 55144-1000

Partner, Clayton, Dubilier & Rice, LLC
Interim Chairman and Chief Executive Officer of AIG (until August 2009)
Chairman of the Board of the Allstate Corporation (until April 2008)
		Chairman of the Board and Chief Executive Officer of the Allstate Corporation (until December 2006)	United States of America
Robert S. Morrison	3M Center, Building 220-9E-02 St. Paul, MN 55144-1000	Retired Vice Chairman of PepsiCo, Inc.	United States of America
Aulana L. Peters	3M Center, Building 220-9E-02 St. Paul, MN 55144-1000	Retired Partner, Gibson, Dunn & Crutcher LLP	United States of America
Robert J. Ulrich	3M Center, Building 220-9E-02 St. Paul, MN 55144-1000
Retired Chairman of the Board and Chief Executive Officer of Target Corporation
Chairman of the Board, Target Corporation (until January 2009)
		Chairman of the Board and Chief Executive Officer, Target Corporation (until May 2008)	United States of America
Executive Officers
George W. Buckley	3M Company 3M Center, 0220-14W-05 St. Paul, MN 55144	Chairman of the Board, President and Chief Executive Officer Chairman of the Board, President and Chief Executive Officer of the Brunswick Corporation (until December 2005)	United Kingdom
Patrick D. Campbell	3M Company 3M Center, 0220-14E-15 St. Paul, MN 55144	Senior Vice President and Chief Financial Officer	United States of America
Joaquin Delgado	3M Company 3M Center, 0220-14E-12 St. Paul, MN 55144	Executive Vice President, Electro and Communications Business	Spain
Joe E. Harlan	3M Company 3M Center, 0220-14W-04 St. Paul, MN 55144	Executive Vice President, Consumer and Office Business	United States of America
Michael Kelly	3M Company 3M Center, 022014W-08 St. Paul, MN 55144	Executive Vice President, Display and Graphics Business	United States of America
Roger Lacey	3M Company 3M Center, 0220-14E-11 St. Paul, MN 55144	Senior Vice President, Strategy and Corporate Development	United States of America
Angela Lalor	3M Company 3M Center, 0220-14E-18 St. Paul, MN 55144	Senior Vice President, Human Resources	United States of America

Name	Business Address	Principal Occupation or Employment	Citizenship
Jean Lobey	3M Company 3M Center, 0220-14W-06 St. Paul, MN 55144	Executive Vice President, Safety, Security and Protection Services Business	France
Robert MacDonald	3M Company 3M Center, 0220-14W-02 St. Paul, MN 55144	Senior Vice President, Marketing and Sales	United States of America
David Meline	3M Company 3M Center, 0224-6S-03 St. Paul, MN 55144	Chief Accounting Officer	United States of America and Switzerland
Frederick J. Palensky	3M Company 3M Center, 0220-14E-16 St. Paul, MN 55144	Executive Vice President, Research and Development and Chief Technology Officer	United States of America
Bradley T. Sauer	3M Company 3M Center, 0220-14E-14 St. Paul, MN 55144	Executive Vice President, Health Care Business	United States of America
H. C. Shin	3M Company 3M Center, 0220-14W-01 St. Paul, MN 55144	Executive Vice President, Industrial and Transportation Business	United States of America
Marschall Smith	3M Company 3M Center, 0220-14W-07 St. Paul, MN 55144	Senior Vice President, Legal Affairs and General Counsel	United States of America
Inge G. Thulin	3M Company 3M Center, 0220-14E-13 St. Paul, MN 55144	Executive Vice President, International Operations	United States of America and Sweden
John K. Woodworth	3M Company 3M Center, 0220-14E-17 St. Paul, MN 55144	Senior Vice President, Corporate Supply Chain Operations	United States of America
Janet Yeomans	3M Company 3M Center, 224-5S-26 St. Paul, MN 55144	Vice President and Treasurer	United States of America

 PURCHASER

        Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser. Except as otherwise noted, positions specified are positions with 3M.

Name	Business Address	Principal Occupation or Employment	Citizenship
Officers and Directors
Michael P Delkoski	3M Company 3M Center, 0225-04-N-14 St. Paul, MN 55144	President and Director of Ventura Acquisition Corporation since August 2010 Vice President and General Manager, 3M Safety Security & Protection Services Business	United States of America
Carol A. Peterson	3M Company 3M Center, 0220-09-E-02 St. Paul, MN 55144	Secretary of Ventura Acquisition Corporation since August 2010 Assistant General Counsel, Office of General Counsel	United States of America
Rudy P. Pitera	3M Company 3M Center, 0223-02-E-25 St. Paul, MN 55144	Treasurer of Ventura Acquisition Corporation since August 2010 Director, Business Finance 3M Safety Security & Protection Services Business	United States of America
Maureen C. Faricy	3M Company 3M Center, 0220-09-E-02 St. Paul, MN 55144	Assistant Secretary of Ventura Acquisition Corporation since August 2010 Senior Paralegal III, Office of General Counsel	United States of America
Kimberly M. Torseth	3M Company 3M Center, 0224-05-N-40 St. Paul, MN 55144	Assistant Treasure of Ventura Acquisition Corporation since August 2010 Director, Tax Department	United States of America

        Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of Cogent or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer Is:

Call Toll-Free: (800) 380-1372

By Mail:	By Courier (until 6:00 p.m. New York City time on Thursday, October 7, 2010):
Wells Fargo Bank, N.A. Shareowner Services Attn: Voluntary Corporate Actions P.O. Box 64854 St. Paul, MN 55164-0854	Wells Fargo Bank, N.A. Shareowner Services Attn: Voluntary Corporate Actions 161 N. Concord Exchange South St. Paul, MN 55075

        Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

199 Water Street, 26th Floor
New York, NY 10038

Banks and Brokers Call: (212) 440-9800
All Others Toll Free: (866) 647-8872

The Dealer Manager for the Offer is:

383 Madison Avenue
New York, NY 10179
Call Toll Free: (877) 371-5947